Exhibit 10.33

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

COLLABORATION AND LICENSE AGREEMENT

By and Between

PHARMACOPEIA, INC.

and

SCHERING CORPORATION

i

Table of Contents

ii

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), dated as of the latest date of signature appearing below (the “Execution Date”) and to be effective as of the Effective Date (as defined below), is made by and among: Pharmacopeia, Inc., a Delaware corporation having its principal place of business at 3000 Eastpark Boulevard, Cranbury, New Jersey 08512, (hereinafter referred to as “Pharmacopeia”); and Schering Corporation, a New Jersey corporation having its principal place of business at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033, U.S.A., (hereinafter referred to as “Schering”).  Pharmacopeia and Schering are sometimes referred to herein individually as a Party and collectively as the Parties.  References to “Schering” and “Pharmacopeia” shall include their respective Affiliates (as hereinafter defined).

WHEREAS, Schering and Pharmacopeia desire to collaborate to design and conduct medicinal chemistry optimization programs against Schering’s biological targets based upon lead compounds selected by Schering; and

WHEREAS, Schering and Pharmacopeia also desire for Pharmacopeia to conduct a separate program to identify new lead compounds by screening certain of its internal compound libraries for activity against biological targets selected by Schering; and

WHEREAS, Pharmacopeia and Schering’s Affiliate Schering-Plough Ltd. have entered into a collaboration and license agreement relating to countries and territories outside of the United States of even date herewith; and

WHEREAS, Schering and Pharmacopeia wish to modify and amend certain terms of the existing 1998 Agreements (as defined below) between the Parties related to Optimization Libraries (as defined in the 1998 Agreements);

NOW, THEREFORE, in consideration of the covenants, conditions, and undertakings herein contained, Schering and Pharmacopeia hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1                                 “Acceptance” shall mean, with respect to an IND, NDA or HRD submitted by or on behalf of Schering or its Affiliate or Sublicensee, notice by the FDA (or an analogous regulatory authority in another country) that the IND, NDA or HRD has been accepted for review by the FDA (or analogous regulatory authority).  In the event that the FDA (or analogous regulatory authority) is not required to provide such a notice of acceptance of an IND, NDA or HRD, then “Acceptance” shall be deemed to occur: (i) in the case of an IND, thirty (30) days following the date of submission, or if previously rejected any resubmission, of such IND; or (ii) in the case of an NDA or HRD, sixty (60) days following the date of submission, or if previously rejected any resubmission, of such NDA or HRD, unless in each case Schering or its Affiliates or Sublicensee receives notice from the FDA (or analogous regulatory authority), during the applicable thirty (30) or sixty (60) day period, that the NDA or HRD is not acceptable for review.

1.2                                 “Activity Criteria” shall mean the threshold criteria to be agreed upon by the Parties for identifying compounds having activity against the relevant Screening Target.

1.3                                 “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party to this Agreement.  For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control, or if not meeting the preceding requirements, any company owned or controlled by or owning or controlling Pharmacopeia or Schering at the maximum control or ownership right permitted in a country where such company exists.  Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.  *

1.4                                 “Agreement Compound” shall mean any Lead Compound or Derivative Compound, as well as *

1.5                                 “Agreement Product” shall mean any product containing an Agreement Compound, including, without limitation, products for the therapeutic or prophylactic treatment or prevention of diseases and conditions in human beings or animals.

1.6                                 “Carryover Programs” shall have the meaning set forth in Section 2.02.

1.7                                 “Collaboration” shall mean the Optimization Programs and Screening Programs to be performed at Pharmacopeia’s facilities by Schering or Pharmacopeia under this Agreement to discover Agreement Compounds for further development by Schering.

1.8                                 “Collaboration Committee” shall have the meaning set forth in Section 3.1.

1.9                                 “Collaboration Research Plan” shall have the meaning set forth in Section 2.1.

1.10                           “Collaboration Target-Specific Technology” shall mean Collaboration Technology relating to assays, compound screening methods and biological research tools, in each case which are discovered and developed through Collaboration research directed to a specific Target, or a small number of closely related Targets (e.g. a family of biological receptor subtypes), and are not readily applicable to other types of Targets; provided, however, that Collaboration Target-Specific Technology shall not include any rights in or to any Schering Technology (including, without limitation, Schering’s proprietary Targets) or any Agreement Compounds.

1.11                           “Collaboration Technology” shall mean Collaboration Patent Rights and Collaboration Know-How.

1.11.1                  “Collaboration Patent Rights” shall mean: (i) all patents and patent applications claiming any invention or discovery made by or on behalf of Pharmacopeia in performance of the Collaboration (including, without limitation, the synthesis and composition of matter of any Agreement Compound, or method of use thereof); and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing, in each case, which is owned or controlled, in whole or part, by license, assignment or otherwise by Pharmacopeia during the term of this Agreement; provided, however, that Collaboration Patent Rights shall not include any patents or patent applications which are Schering Technology or Pharmacopeia Technology.

1.11.2                  “Collaboration Know-How” shall mean all proprietary ideas, inventions, data, know-how, instructions, processes, formulas, materials, expert opinion and information (including, without limitation, (i) biological, chemical, physical and analytical data and information relating to Agreement Compounds, and (ii) any structure-function data related to Lead Compounds or Derivative Compounds), in each case which is developed by Pharmacopeia in performance of the Collaboration; provided, however, that Collaboration Know-How shall not include Collaboration Patent Rights, Schering Technology or Pharmacopeia Technology.

1.12                           “Combination Product” shall mean an Agreement Product which comprises two (2) or more active therapeutic ingredients at least one (1) of which is an Agreement Compound.

1.13                           “Derivative Compound” shall mean any compound derived by Pharmacopeia in the performance of the Collaboration, in each case from one or more Lead Compounds, and having activity against the same Target as such Lead Compound(s).  As used herein, a compound shall be deemed to have been “derived from” a Lead Compound if it *

1.14                           “Development Candidate” shall mean a Lead Compound, Derivative Compound or Schering Derivative which possesses the desirable properties of a therapeutic agent for the prevention or treatment of a clinical condition, in the absence of required safety trials necessary to begin human testing.

1.15                           “Effective Date” shall have the meaning set forth in Section 2.01.

1.16                           “Excluded Compound” shall have the meaning set forth in Section 2.9.3.

1.17                           “FDA” shall mean the United States Food and Drug Administration or any corresponding foreign registration or regulatory authority.

1.18                           “First Commercial Sale” shall mean, with respect to any Agreement Product, the first sale for end use of such Agreement Product in the Territory after receipt of the requisite Regulatory Approval.

1.19                           “FTE” shall mean a full-time employee dedicated to the conduct of the Collaboration or, in the case of less than full-time dedication, a full-time equivalent person-year, based on a total of forty-six and one-fourth (46.25) weeks or one thousand eight hundred fifty (1,850) hours per year, of work on or directly related to the Collaboration.

1.20                           “Hit” shall mean a Pharmacopeia Compound identified by Pharmacopeia during the term and in performance of the Collaboration as meeting the Activity Criteria with respect to the given Screening Target.

1.21                           “HRD” shall mean a health registration dossier or its equivalent covering an Agreement Product filed in any country outside the United States and which is analogous to an NDA and including, where applicable, applications for pricing, pricing reimbursement approval, labeling and Regulatory Approval.

1.22                           “IND” shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

1.23                           “International Agreement” shall mean that certain Collaboration and License Agreement entered into by and between Pharmacopeia and Schering-Plough, Ltd. of even date herewith.

1.24                           “Lead Compound” shall mean any Hit or Schering Compound with respect to which the Parties agree to initiate a program of medicinal chemistry to identify a Development Candidate based upon the structure of such Hit or Schering Compound.

1.23                           “Major Market” shall mean Japan or any three (3) of the following countries; France, Germany, Italy, Spain or the United Kingdom.

1.26                           “NDA” shall mean a New Drug Application, Product License Application, or Biologic License Application, as defined in the U.S. Food, Drug and Cosmetics Act and regulations promulgated thereunder, or the equivalent filed with the FDA seeking approval to market and sell an Agreement Product in the United States.

1.27                           “Net Sales” shall mean, with respect to each country in the Territory, the invoice price billed by Schering or its Affiliates, or their respective Sublicensees, to Third Parties (whether an end-user, a distributor or otherwise) for the sale of Agreement Products, and exclusive of intercompany transfers or sales among Schering, its Affiliates and/or Sublicensees in the Territory, less the reasonable and customary deductions from such gross amounts including:  (i) normal and customary trade, cash and quantity discounts, allowances and credits;  (ii) credits or allowances actually granted for damaged goods, returns or rejections of Agreement Product and retroactive price reductions;  (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Agreement Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing);  (iv) freight, postage, shipping, customs duties and insurance charges, when included in billing; (v) charge back payments and rebates granted to managed health care organizations or their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups;  (vi) commissions paid to Third Parties other than sales personnel and sale representatives or sales agents; and  (vii) rebates (or equivalents thereof) granted to or charged by national, state or local governmental authorities in a country in the Territory.  In determining Net Sales of an Agreement Product any of the above discounts shall be accounted for and apportioned based on the list price of each such Agreement Product.

In the event that an Agreement Product is sold in the form of a Combination Product, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is the invoice price of the Agreement Product contained in the Combination Product if sold separately by Schering, an Affiliate or Sublicensee; and B is the invoice price of any other active therapeutic ingredients in the Combination Product if sold separately by Schering, an Affiliate or Sublicensee.  In the event that the Agreement Product is sold in the form of a Combination Product containing one or more active therapeutic ingredients other than an Agreement Product and one or more such active therapeutic ingredients of the Combination Product are not sold separately, then the above formula shall be modified such that A shall be the fully allocated manufacturing cost to Schering, its Affiliates or Sublicensee of the Agreement Product and B shall be the fully allocated manufacturing cost to Schering, its Affiliate or Sublicensee of any other active therapeutic ingredients in the combination, in each case, determined in accordance with the schedule of fully allocated manufacturing costs set forth in Exhibit C.

1.28                           “Optimization Program” shall mean a medicinal chemistry research program to discover one or more Development Candidates with respect to a given Target based upon one or more Lead Compounds.

1.29                           “Pharmacopeia Change in Control” shall mean any of the following:  (i) a reorganization, merger or consolidation of Pharmacopeia with a Major Pharmaceutical Company if the shareholders of Pharmacopeia (determined immediately prior to the reorganization, merger or consolidation taking effect) hold, directly or indirectly, less than fifty percent (50%) of the surviving corporation (determined immediately after such reorganization, merger or consolidation takes effect); (ii) an acquisition by a Major Pharmaceutical Company of direct or indirect beneficial ownership of voting stock of Pharmacopeia representing more than fifty percent (50%) of the total current voting power of Pharmacopeia then issued and outstanding; (iii) a sale of all or substantially all the assets of Pharmacopeia’s Drug Discovery division to a Major Pharmaceutical Company; or (iv) a liquidation or dissolution of Pharmacopeia.  As used in this Section 1.29, the term “Major Pharmaceutical Company” shall mean any entity (including any corporation, joint venture, partnership or unincorporated entity), as well as any Affiliates or division(s) of such entity, that is engaged in the research, development, manufacturing, registration and/or marketing of drug products that are approved under NDAs, HRDs, ANDAs or Biologics License Applications, having total annual sales of pharmaceutical products of at least *

1.30                           “Pharmacopeia Compound” shall mean a compound synthesized and characterized by Pharmacopeia and which is contained in one of Pharmacopeia’s proprietary internal compound libraries.

1.31                           “Pharmacopeia Technology” shall mean Existing Pharmacopeia Patent Rights, Existing Pharmacopeia Know-How, and Pharmacopeia Improvements.

1.31.1                  “Existing Pharmacopeia Patent Rights” shall mean (i) all patents and patent applications existing as of the Effective Date that claim the synthesis or composition of matter of a Lead Compound which is a Hit (and/or any other Hits from the same Screening Program as such Lead Compound) or a corresponding Derivative Compound, or the method of use thereof, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing, in each case, which is owned or controlled, in whole or part, by license, assignment or otherwise by Pharmacopeia during the term of this Agreement, and subject to any limitations and prohibitions of such license or sublicense.

1.31.2                  “Existing Pharmacopeia Know-How” shall mean all ideas, inventions, data, know-how, instructions, processes, formulas, expert opinion and information, including, without limitation, biological, chemical, physical and analytical data and information, existing as of the Effective Date, owned or controlled in whole or part by

Pharmacopeia by license, assignment or otherwise, which is necessary for the discovery, development, manufacture or use of Lead Compounds based on Hits (and/or any other Hits from the same Screening Program as such Lead Compound) or corresponding Derivative Compounds and/or the discovery, development, manufacture, use, sale or commercialization of corresponding Agreement Products, in each case, to the extent Pharmacopeia has the right to license or sublicense the same, and subject to any limitations and prohibitions of such license or sublicense.

1.31.3                  “Pharmacopeia Improvements” shall mean all patentable inventions conceived and reduced to practice, solely or jointly, by Pharmacopeia or Schering in the conduct of the Collaboration that are within the scope of a claim of an issued patent within the Existing Pharmacopeia Patent Rights (i) which patent issued prior to the Effective Date or (ii) which claim has an effective filing date prior to the Effective Date; provided, however, that Pharmacopeia Improvements shall not include Pharmacopeia Independent Technology (as defined in Section 2.10.1).

1.32                           “Phase III” shall mean Phase III clinical trials as prescribed by applicable FDA regulations, regardless of whether such trials are conducted in the United States or elsewhere.

1.33                           “Regulatory Approval” shall mean any applications or approvals, including any INDs, NDAs, supplements, amendments, pre- and post-approvals, marketing authorizations based upon such approvals (including any prerequisite manufacturing approvals or authorizations related thereto) and labeling approval(s), technical, medical and scientific licenses, registrations or authorizations of any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use, import, export or sale of Agreement Product(s) in the Territory.

1.34                           “Schering Compound” shall mean a compound which is independently discovered by or on behalf of Schering, without the use of Collaboration Technology or Pharmacopeia Technology as demonstrated by documented evidence created at the time of such discovery, and which is active against a specific Target.

1.35                           “Schering Derivative” shall mean any compound derived by Schering during the term of the Collaboration or for a period of * after the expiration or earlier termination of the Collaboration, in each case from any Derivative Compound(s) or from a Lead Compound which is a Hit, and having as its primary mode of action *.  As used herein, a compound shall be deemed to have been “derived from” such a Lead Compound or a Derivative Compound if it *

1.36                           “Schering Technology” shall mean Schering Patent Rights, Schering Know-How and Schering Improvements.

1.36.1                  “Schering Patent Rights” shall mean (i) all existing patents and patent applications owned or controlled in whole or in part by Schering or its Affiliates as of the Effective Date (including, without limitation, those which claim the synthesis or composition of matter of a Lead Compound or Derivative Compound, or the method of use thereof, or which relate to any Target or any assay provided by Schering for use in the Collaboration or the corresponding Targets for such assays), (ii) all patents and patent applications claiming any invention or discovery made by or behalf of Schering or its Affiliates, other than in performance of the Collaboration, in connection with the discovery and/or development of any Agreement Compounds and/or Schering Compounds, and/or the development and commercialization of any Agreement Product, and (iii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) or (ii) above, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing.

1.36.2                  “Schering Know-How” shall mean all ideas, inventions, data, know-how, instructions, processes, formulas, materials, expert opinion and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information (except for any of the above arising in performance of the Collaboration) owned or controlled in whole or part by Schering by license, assignment or otherwise, which is necessary for the discovery, development, manufacture, use, sale or commercialization of Agreement Products, in each case, to the extent Schering has the right to license or sublicense the same, and subject to any limitations and prohibitions of such license or sublicense; provided, however, that Schering Know-How does not include Schering Patent Rights.

1.36.3                  “Schering Improvements” shall mean all patentable inventions conceived and reduced to practice solely or jointly by Schering or Pharmacopeia in the conduct of the Collaboration that are within the scope of the claims of any issued patent within the Schering Patent Rights (i) which patent issued prior to the Effective Date or (ii) which claim has an effective filing date prior to the Effective Date.

1.37                           “Screening Program” shall mean a program to screen Pharmacopeia’s internal compound libraries for activity against one or more Screening Targets for the purpose of identifying Hits.

1.38                           “Screening Target” shall mean a Target agreed to by the Parties pursuant to Section 2.1.2.

1.39                           “Sublicensee” shall mean with respect to a particular Agreement Product, a Third Party to whom Schering has granted a sublicense under the applicable Pharmacopeia Technology, Schering Technology or Collaboration Technology to make, use and/or sell such Agreement Product.  As used in this Agreement, it is understood that “Sublicensee” shall also include a Third Party or Third Parties to whom Schering has granted the right to distribute such Agreement Product, provided that such Third Party or parties has (have) the primary responsibility for marketing and promotion at its (their) expense of such Agreement Product within the field or territory for which such distribution rights are granted, which marketing and promotional activities are not subsidized directly or indirectly by Schering.

1.40                           “Target” shall mean a biomolecular entity (including, without limitation, receptors, enzymes, nucleic acids and proteins, and/or fragments thereof) that a small molecule is screened against in order to determine whether the small molecule demonstrates a specific biochemical or pharmaceutical effect.

1.41                           “Territory” shall mean the United States and its territories, possessions and commonwealths.

1.42                           “Third Party” shall mean any Party other than Pharmacopeia and its Affiliates, Schering and its Affiliates, Schering-Plough, Ltd. and its Affiliates, and their permitted assigns.

1.43                           “1994 Agreements” shall have the meaning set forth in Section 11.17.

1.44                           “1998 Agreements” shall have the meaning set forth in Section 11.17.

1.44                           “Valid Claim” shall mean a composition-of-matter or method-of-use claim of an issued and unexpired patent included within the Collaboration Patent Rights or Pharmacopeia Patent Rights, and in each case which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II
COLLABORATION

2.0                                 Effective Date; 1998 Agreements.

2.01                           Effective Date.  Schering and Pharmacopeia have signed this Agreement on the Execution Date as evidence of their mutual desire to establish a collaborative alliance to discover and develop Agreement Products effective against certain Targets. *

2.02                           Relationship to 1998 Agreements.  As of the Effective Date, all of Schering’s remaining obligations to provide research funding for Pharmacopeia FTEs under Sections 2.4 and 5.2 of the 1998 Agreements, and all of Pharmacopeia’s remaining obligations to provide FTEs under Section 2.5.1 of the 1998 Agreements, shall terminate.  In addition, as of the Effective Date, any and all ongoing research programs at Pharmacopeia * shall continue to be performed using the Pharmacopeia FTEs to be provided under this Agreement, as determined by the Collaboration Committee.  As of the Effective Date, any and all such ongoing programs (hereinafter “Carryover Programs”) shall be treated under this Agreement as Optimization Programs; provided, however, that notwithstanding anything herein to the contrary, the provisions of this Agreement related to diligence, milestone payments, royalties, ownership, exclusivity, patent related activities and any and all other rights or obligations with respect to * shall be governed by the terms and conditions of the 1998 Agreements, and Schering shall have no milestone or royalty payment obligations under this Agreement with respect thereto.   Except as expressly modified and amended by this Agreement, all other terms and conditions of the 1998 Agreements shall remain in full force and effect.

2.1                                 Collaboration Research Programs.

2.1.1                        Optimization Programs.  Within thirty (30) days of the Effective Date, the Collaboration Committee shall agree upon a written overall plan for each of the Optimization Programs to be conducted by the Parties (the “Collaboration Research Plan”).  The Collaboration Research Plan shall be periodically revised and updated (at least annually) by the Collaboration Committee during the term of the Collaboration.  The Collaboration Research Plan shall set forth the responsibilities of each of the Parties with respect to performance of the Optimization Programs.  The Collaboration Committee shall have responsibility for monitoring the performance of Optimization Programs against the current Collaboration Research Plan.  Notwithstanding the foregoing, the Parties acknowledge and agree that Schering, in its sole discretion, shall have primary responsibility and decision making authority with respect to the selection of the Targets and Lead Compounds and the specific Optimization Programs to be conducted during the Collaboration; provided that Pharmacopeia shall not be obligated to undertake an Optimization Program for a Target selected by Schering if Pharmacopeia reasonably determines that the performance of an Optimization Program based upon that Target would constitute a breach one or more of Pharmacopeia’s existing contractual obligations to Third Parties; and provided further, that Pharmacopeia’s obligation to undertake such an Optimization Program shall be subject to Section 2.12.

2.1.2                        Screening Programs.  Within thirty (30) days after the Effective Date, Schering shall notify Pharmacopeia in writing of the identity of * Screening Targets.  Such notice shall include the applicable Activity Criteria recommended by Schering for each proposed Screening Target, which Activity Criteria shall constitute Schering Know-How.  Such Activity Criteria shall include, without limitation, * Pharmacopeia shall have the right to reject any proposed Targets as Screening Targets if: (i) it has a pre-existing contractual obligation to any Third Party that provides for exclusivity and/or non-compete obligations with respect to such Target; or (ii) Pharmacopeia has previously screened one or more Pharmacopeia Compounds against the same Target and there are less than two million (2,000,000) Pharmacopeia Compounds that have not previously been screened against the Target; or (iii) in accordance with the terms of Section 2.12.  In addition, in the event that Pharmacopeia reasonably believes (based upon objective scientific information) that the Activity Criteria recommended by Schering for a proposed Screening Target are not reasonably attainable, then the Collaboration Committee shall promptly meet to agree in good faith upon mutually acceptable Activity Criteria.  Pharmacopeia shall promptly notify in writing whether it accepts or rejects each such Target as a Screening Target.  Schering shall have the right to propose a replacement Target for each Target rejected by Pharmacopeia, which replacement Target may be accepted or rejected by Pharmacopeia, as described above.  The Parties shall use reasonable efforts to agree on * Schering shall propose * additional Targets for acceptance by Pharmacopeia as Screening Targets for Screening Programs.  Pharmacopeia shall have the right to accept or reject such Targets, as described above, and the Parties shall use reasonable efforts to agree on * new Screening Targets for Screening Programs to be conducted by Pharmacopeia * To the extent that Schering will be funding * the Parties shall use reasonable efforts to agree upon * new Targets (to be proposed by Schering * as Screening Targets for Screening Programs to be conducted by Pharmacopeia *

2.2                                 Collaboration Term.  The term of the Collaboration shall be *and, unless extended pursuant to Section 2.2.1, or earlier terminated pursuant to Section 2.2.2 or Article X, shall expire on the third anniversary of the Effective Date.

2.2.1                        Extension of Collaboration Term.  In the event that Schering continues to fund the Collaboration *in accordance with Section 2.5.2, then the Collaboration may be extended for *as provided below.  The first *shall be effective upon agreement by Schering *shall be effective upon agreement by Schering *Each of the *shall become effective upon written notice by Schering to Pharmacopeia that it agrees to the *in accordance with Section 2.8.3.  *shall be at Schering’s sole discretion and shall be for the purpose of completing any Optimization Programs which are still in progress at the end *The *extension, if any, shall be effective upon written notice by Schering to Pharmacopeia at least*  If Schering does not provide such notice, the Collaboration shall expire on *

2.2.2                        Wind Down Period.  The parties acknowledge that * of the Collaboration is intended to serve as a wind down period during which any then ongoing Optimization Programs can be completed.  Thus, if Schering does not elect to *during the * shall be the wind down period.  In the event that Schering is * during * of the Collaboration and Schering does not agree to * during * of the Collaboration based upon one or more * then the Collaboration shall continue for a wind down period of * to enable the Parties to complete and wind down any remaining Optimization Programs then ongoing.  Schering’s funding obligations during the * period shall be governed by the terms of Section 2.5.2 *2.5.4 *or 2.5.3 *, as applicable.

2.2.3                        Termination of Collaboration Upon Pharmacopeia Change in Control.  In the event of a Pharmacopeia Change in Control during the term of the Collaboration, Schering shall have the right, in its discretion, (i) to terminate the Agreement pursuant to Section 10.4.1, below, or (ii) to terminate the Collaboration and not the Agreement upon ninety (90) days written notice to Pharmacopeia after such Change in Control expressly stating its intention to terminate the Collaboration.  In the event that Schering elects to terminate the Collaboration and not the Agreement, then (a) Schering will not be obligated to make the payments set forth in Section 5.2 for the period after the effective date of such termination, (b) Pharmacopeia shall not be obligated to conduct any Collaboration research activities after the effective date of such termination, and (c) the remaining terms and conditions of this Agreement, including without limitation the licenses and royalty obligations set forth herein, shall remain in full force and effect until the Agreement expires or is terminated as set forth in Article X, below.

2.2.4                        Early Termination of Screening Programs.  In the event that Pharmacopeia fails to identify any Hits meeting the applicable Activity Criteria from any of the Screening Programs conducted during * then Schering shall have the right to terminate all further obligations with regard to Screening Programs in *.  This right shall be exercisable by Schering, in its sole discretion, by providing written notice to that effect to Pharmacopeia within * In the event that the Screening Programs are terminated pursuant to this Section 2.2.4, then Pharmacopeia shall not conduct any further Screening Programs under this Agreement during the remaining term of the Collaboration.  In addition, notwithstanding anything herein to the contrary: (i) the Collaboration shall be limited to a total *of three (3) years with the third year being a wind down year in which Schering shall only be obligated to fund * chemists, as provided in Section 2.5.2; and (ii) the number of FTEs to be funded during *, consisting of * chemistry FTEs and * biology FTEs, to conduct the Optimization Programs * In the event that following such early termination of the Screening Programs by Schering, or during any other wind down period under Section 2.2.2, Pharmacopeia undertakes any new Optimization Programs based upon Lead Compounds which are Schering Compounds (“Wind Down Programs”), then notwithstanding anything herein to the contrary, Pharmacopeia shall be entitled to receive milestone payments with respect to any new Agreement Compounds resulting from such Wind Down Programs under Section 5.4.1(a), but shall not be entitled to receive any royalty payments under Section 5.5 on sales of any Agreement Products containing an Agreement Compound resulting from such Wind Down Programs or with respect to any pharmaceutical products containing a Schering Compound having primary activity against the Target which was the subject of the Wind Down Program.

2.3                                 Pharmacopeia Responsibilities.  Pharmacopeia shall use commercially reasonable efforts to provide:

(i)                           the number of scientist FTEs agreed to by the Parties, as set forth in Section 2.5, and such additional scientists as may be mutually agreed to in writing by the Parties and paid for by Schering, for performance of the Collaboration during each year of the Collaboration (it being understood and agreed that FTEs provided by Pharmacopeia for the Collaboration under the International Agreement shall also be deemed to be provided to this Collaboration for purposes of determining the number of FTEs provided by Pharmacopeia hereunder);

(ii)                        research facilities, laboratories and equipment sufficient to enable the Collaboration scientists (including Pharmacopeia employees and one (1) Schering employee to be provided pursuant to Section 2.4(i)) to perform the Collaboration in a fashion similar to the operation of Pharmacopeia’s own operations.  The chemistry FTEs shall work in dedicated laboratories at Pharmacopeia’s research facilities in New Jersey; and

(iii)                     administrative services necessary to conduct the business of the Collaboration in a manner comparable to that of Pharmacopeia’s own business activities.

It is understood and agreed that, except as may be mutually agreed by the Parties, Pharmacopeia shall not be obligated hereunder to conduct research or development activities in the Collaboration which are outside the scope of the Collaboration Research Plan or the Screening Programs.

2.4                                 Schering Responsibilities.  Schering shall provide research funding for the Collaboration as set forth in Section 5.2 and shall use commercially reasonable efforts to provide:

(i)                           one scientific director provided by Schering, in combination with Schering-Plough, Ltd., to work full-time on the Collaboration managing the day-to-day operations of the Collaboration (the “Collaboration Director”);

(ii)                        additional support for Collaboration research projects, including, without limitation, scientists, facilities and materials to perform biological research to identify Targets, assay development, compound screening, medicinal chemical research and analytical support services; and

(iii)                     the research materials, procedures and Schering Know-How necessary to conduct the Screening Programs, as provided in Section 2.8.

2.5                                 Collaboration Staffing.

2.5.1                        Pharmacopeia Initial FTE Commitments.  During * Pharmacopeia will provide * FTEs, consisting of synthetic/medicinal chemists * and the remaining * biology FTEs to be allocated, as determined by the Collaboration Committee, between bioassay support for Optimization Programs and performance of Screening Programs.  The Parties agree that the Collaboration Committee shall have the right to (i) increase or decrease the total number of FTEs to be provided by Pharmacopeia and funded by Schering during any year of the Collaboration, and/or (ii) to adjust the allocation of the total number of FTEs working on the Collaboration between chemistry and biology FTEs, in each case as necessary to carry out the Collaboration Research Plan; provided, however, that any such adjustments must be agreed upon by the Collaboration Committee in advance in writing, shall not be made more than once in any given quarter, and shall not * or * in any wind down year.  Pharmacopeia’s obligation to provide FTEs during * as well as during any extension of the Collaboration pursuant to Section 2.2.1 or wind down period pursuant to Section 2.2.2, shall be determined in accordance with Sections 2.5.2, 2.5.3 or 2.5.4, as applicable.  All of the Pharmacopeia chemistry FTEs assigned to work on the Collaboration * On or before the Effective Date, Pharmacopeia will provide to Schering a list individually identifying those Pharmacopeia chemistry FTEs assigned to the Collaboration, which list shall be updated from time to time during the term of the Collaboration as FTEs assigned to work exclusively for the Collaboration are added, removed and/or replaced.   During the term of the Collaboration, upon initiating each Optimization Program, Pharmacopeia will also individually identify a biology FTE as the primary contact at Pharmacopeia for the performance of assays and other biology related activities for such Optimization Program, it being understood that such individuals may have responsibility for more than one Optimization Program.  It is understood that, in the aggregate, the education, training and experience levels of all Pharmacopeia FTEs assigned to the Collaboration will be reasonably representative of Pharmacopeia employees working on Pharmacopeia’s internal research programs.  Within fifteen (15) business days after the Effective Date, Pharmacopeia will provide Schering with: (i) a copy of the Collaboration Business Conduct Policy (as described in Section 7.6) to be observed by all Pharmacopeia FTEs assigned to work on the Collaboration; and (ii) Pharmacopeia’s written representation and warranty that all such FTEs assigned to the Collaboration have read and understand the terms of the Collaboration Business Conduct Policy.

2.5.2                        Pharmacopeia FTE Commitments for *.  In the event that during *the Parties have initiated, or Schering has agreed to initiate, * Optimization Programs * then Pharmacopeia shall continue to provide, and Schering will continue to fund, * FTEs during *If at least * then Schering shall have the right (in its sole discretion) to reduce the number of FTEs to be provided by Pharmacopeia and funded by Schering; provided that the number of Pharmacopeia FTEs to be funded by Schering during the third year of the Collaboration shall be * FTEs; and provided further that all such FTEs shall be chemistry FTEs dedicated to work full time on the Collaboration.

2.5.3                        Pharmacopeia FTE Commitments During *.  If the term of the Collaboration is * pursuant to Section 2.2.1, Schering shall continue to fund and Pharmacopeia shall continue to provide * FTEs during *, if applicable.  If Schering extends the Collaboration for * pursuant to Section 2.2.1, then the level of FTE support to be provided by Pharmacopeia and funded by Schering shall be determined by the Parties based * to be completed during *.

2.5.4                        Pharmacopeia FTE Commitments *.  Schering shall have the right (in its sole discretion) to decrease the level of FTE support to be provided by Pharmacopeia and funded by Schering * as determined pursuant to Section 2.2.2) * provided that the number of Pharmacopeia FTEs to be funded by Schering during * shall be at least *; and provided further that all such FTEs shall be chemistry FTEs dedicated to work full time on the Collaboration.

2.5.5                        Schering FTE Commitments.  During the term of the Collaboration Schering shall, in combination with Schering-Plough Ltd. under the International Agreement, provide a single scientific director as set forth in Section 2.4(i).  Such director shall be subject to Pharmacopeia’s confidentiality restrictions such as limited access to laboratories and access only to data that specifically relate to the Collaboration.  It is understood that the scientific director shall remain an employee of Schering, and that Schering shall remain responsible for, and indemnify Pharmacopeia for any claims arising from or relating to, the conduct, activities, salary and benefits of such director, except to the extent caused by the gross negligence or willful misconduct of Pharmacopeia.  In addition, Schering shall provide such additional FTEs located at Schering’s research facilities as Schering determines, in its sole discretion, are reasonably necessary to support the ongoing research programs of the Collaboration, including, without limitation, assay development, screening, medicinal chemistry, analytical services and animal testing services.

2.6                                 Capital Expenditures.  In the event that the Parties reasonably determine that one or more Optimization Programs to be performed at Pharmacopeia, as identified in the applicable Collaboration Research Plan, will require capital expenditures to provide Pharmacopeia with access to specialized equipment needed to perform such Optimization Program, Schering shall be responsible (at its expense) for the purchase of such specialized equipment, and for purchasing, or reimbursing Pharmacopeia for the out-of-pocket costs of, any specialized consumables that are uniquely necessary for the proper operation of such specialized equipment.  The Parties will make arrangements for the delivery and installation of such specialized equipment at Pharmacopeia’s facilities; provided that the specialized equipment is and shall remain the sole and exclusive property of Schering.  Pharmacopeia shall have the right to utilize the specialized equipment in performance of Optimization Programs and shall not use the specialized equipment for any other activities or programs whatsoever.  Pharmacopeia shall be responsible (at its own expense) for all routine operating costs incurred in connection with the use of any specialized equipment provided by Schering under this Section 2.6, including without limitation, any utility costs and the costs of  reagents, solvents or other supplies necessary for the operation of the specialized equipment.  Pharmacopeia shall ensure that all Pharmacopeia employees operating the specialized equipment have been properly trained in its use and shall use the specialized equipment in accordance with the instructions and operating procedures to ensure its proper use.  Pharmacopeia shall be responsible (at its expense) for any damage (excluding ordinary wear and tear) to any of Schering’s specialized equipment provided to Pharmacopeia pursuant to this Section 2.6 resulting from Pharmacopeia’s use of the specialized equipment.  Upon expiration or earlier termination of the Collaboration, Pharmacopeia shall fully cooperate with Schering to promptly return the specialized equipment to Schering.  Alternatively, the Parties may decide to permit Pharmacopeia to retain the specialized equipment following the expiration or termination of the Collaboration, in which case the Parties shall arrange for the purchase and transfer of ownership of the specialized equipment to Pharmacopeia on financial terms to be agreed to by the Parties based upon the then current fair market value of the specialized equipment.

2.7                                 Record Keeping and Inspection of Records.  Each of Schering and Pharmacopeia, and their respective Affiliates, shall maintain records of its Collaboration activities (or cause such records to be maintained) in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes as will properly reflect all work performed and the results achieved in performance of the Collaboration.  Schering shall also maintain analogous records of its development activities with respect to Agreement Compounds and Agreement Products.  Such records may include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage media, samples of materials and other graphic or written data generated in connection with the Collaboration, including any data required to be maintained pursuant to all requirements of applicable laws, rules and regulations, or as directed by the Collaboration Committee.  Pharmacopeia’s records shall also document by name which individuals assigned to the Collaboration pursuant to Section 2.5 are working on each specific Collaboration research project (identifying the Target(s) involved).  During the Collaboration and for five (5) years thereafter, each of Schering and Pharmacopeia shall have the right, upon at least five (5) business days’ prior notice, to inspect all such records of the other Party (or legible copies thereof) during normal business hours.  Each Party’s rights under this Section 2.7 shall be limited to one (1) inspection in any calendar year.  In each case, the Party conducting the inspection shall maintain such records and the information disclosed therein in confidence in accordance with Section 7.1, and shall use such information solely for purposes of this Agreement.  Upon request and tender of payment for the actual cost in providing copies, Pharmacopeia and/or Schering, as appropriate, shall provide to the requesting Party copies of such records.

2.8                                 Performance of Screening Programs.  With respect to each Screening Target, the Parties agree that promptly following the acceptance by Pharmacopeia of each Screening Target in accordance with Section 2.1.2, Schering will provide Pharmacopeia (free of charge) with reasonable quantities of the Screening Target protein and any of Schering’s other proprietary reagents required to perform assays to identify compounds having activity against such Screening Target.  All such proteins and other reagents are and shall remain the property of Schering, shall be used by Pharmacopeia solely in performance of the Screening Program, and shall not be transferred or otherwise made available to any Third Party without Schering’s prior written consent (which consent may be granted or withheld in Schering’s sole discretion.)  Upon receipt of such * Pharmacopeia shall use diligent efforts to initiate and conduct a Screening Program to identify Pharmacopeia Compounds having activity against such Screening Target.  Such efforts shall include any assay development work or assay modifications necessary to enable Pharmacopeia to perform the relevant assays to determine whether or not the applicable Activity Criteria are met for such Screening Target.  Except as otherwise provided in Section 2.6, Pharmacopeia shall be solely responsible * Effective upon acceptance by Pharmacopeia of each Screening Target under Section 2.1.2, Pharmacopeia shall not conduct any screening of Pharmacopeia Compounds, either for itself or for any Third Party, against the same Target as such Screening Target (as determined pursuant to Section 2.11.1) for the period *

2.8.1                        Hits.  Any Pharmacopeia Compound(s) identified as meeting the Activity Criteria against a Screening Target through screening of the Pharmacopeia Compounds by Pharmacopeia during the term of the Collaboration, shall be designated a Hit.  Upon completion by Pharmacopeia of the Screening Program for a given Screening Target, Pharmacopeia shall promptly notify Schering of all Hits identified with respect to that Screening Target, which notice shall identify the Screening Target and the available data generated by Pharmacopeia regarding *but shall not disclose the chemical structure of the Hits, or in the event that no Hits are identified from the Screening Program, Pharmacopeia shall notify Schering to that effect.  * information and samples of Hits solely for the purpose of confirming that such Pharmacopeia Compound meets the Activity Criteria for the Screening Target.  This will include the performance by Schering of any tests necessary to confirm *  Schering agrees, however, not to conduct, or have conducted, *

2.8.2                        * Within Schering shall notify Pharmacopeia in writing of those compounds which Schering has confirmed are Hits * Promptly after receipt of such notice, Pharmacopeia shall disclose to Schering * Upon receipt of the * Schering shall ensure that those employees having access to the * shall only use such information for *

2.8.3                        Lead Compounds from Screening Programs. * Schering shall notify Pharmacopeia which (if any) of those confirmed Hits are acceptable to Schering as Lead Compounds for initiation of new Optimization Programs.  Following notice from Schering that one or more Hits are acceptable as Lead Compounds, the Parties shall, as soon as reasonably practicable, initiate a new Optimization Program based upon such Lead Compound(s) in accordance with Section 2.9.  The Parties acknowledge and agree that if Schering notifies Pharmacopeia that at least one Hit is acceptable to Schering as a Lead Compound for a given Screening Target, then the licenses granted to Schering under Article 4 with respect to such Lead Compound shall also include * The restrictions set forth in Section 2.8.2 regarding disclosure, access and use of structural information with respect to confirmed Hits shall no longer apply following notice of acceptance by Schering of one or more such Hits as a Lead Compound pursuant to this Section 2.8.3.  Upon acceptance by Schering of one or more Hits as a Lead Compound pursuant to this Section 2.8.3, the duration of the restriction on screening by Pharmacopeia against the relevant Screening Target, as set forth in the last sentence of Section 2.8, *

2.8.4                        Hits Not Accepted by Schering.  In the event that Schering does not accept any of the Hits identified by Pharmacopeia with respect to a given Screening Target as Lead Compounds for an Optimization Program, Pharmacopeia shall have the right to * In the event that Pharmacopeia decides to * Following receipt of any * by Schering, the Parties agree that for *

2.9                                 Performance of Optimization Programs.  The first Optimization Programs to be performed under this Agreement are the ongoing research programs for Optimization Libraries (as defined in the 1998 Agreements) listed in Exhibit D, which shall be subject to the terms and conditions of Section 2.0.  All new Optimization Programs to be initiated by the Parties after the Effective Date shall be programs based upon Lead Compounds selected under the terms and conditions of this Agreement and Section 2.0 shall not apply to any such new Optimization Programs. It is anticipated that the Parties will generally seek to maintain * ongoing Optimization Programs during each year of the Collaboration in which Schering is funding research at the full level of * FTEs in accordance with Section 2.5; provided, however, that the Parties acknowledge that the actual number of ongoing Optimization Programs at any given time may vary and shall be subject in part to Pharmacopeia’s success in identifying Hits from Screening Programs.  If the Parties are unable to maintain * of Optimization Programs based upon Lead Compounds which are Hits from Screening Programs, Schering will use commercially reasonable efforts to approve and initiate new Optimization Programs based upon Lead Compounds which are Schering Compounds as necessary in order maintain a reasonable number of ongoing Optimization Programs based upon the available Pharmacopeia FTEs working on the Collaboration; provided, however, failure by Schering to provide Lead Compounds which are Schering Compounds shall not constitute a breach under this Agreement.  If Schering ceases funding the Collaboration at the full level in * in accordance with Sections 2.5.2, 2.5.3 and 2.5.4, then Schering will not be obligated to initiate any new Optimization Programs *.  The Collaboration Committee shall be responsible for allocation of the FTEs and other resources among the various Optimization Programs selected by Schering.  This will include allocation of the medicinal chemistry FTEs, as well as additional FTEs to provide bioassay support, as necessary, for each Optimization Program to generate primary assay data for Lead Compounds and Derivative Compounds.  In the event that all FTEs are fully allocated among the various ongoing Optimization Programs, any new Optimization Programs will be initiated as resources become available within the Collaboration, based upon prioritization determined by Schering.  Any delay in initiating an Optimization Program based upon a Lead Compound which is a Hit from a Screening Program shall not have any effect on the acceptance of such Hit as a Lead Compound and Pharmacopeia shall not acquire any *

2.9.1                        Preparation of Derivative Compounds.  In performing each Optimization Program, Pharmacopeia shall undertake the synthesis of analogs and other Derivative Compounds based upon the relevant Lead Compounds.  Pharmacopeia will also conduct primary screening assays of all such Derivative Compounds to determine activity against the applicable Target.  Pharmacopeia will provide the Collaboration Committee with regular (at least quarterly) written reports of the data and results generated in performance of each Optimization Program.  Such reports will identify the chemical structure of any and all Derivative Compounds prepared by Pharmacopeia in performance of the Optimization Program (whether or not such compounds are identified as active against the Target), and all test data with respect thereto.

2.9.2                        * .

2.9.3                        * Notwithstanding the provisions of Section 2.9.2, *

2.9.4                        Leads Based Upon Schering Compounds.  Schering shall not be obligated to disclose the structure of any Schering Compound(s) proposed as Lead Compounds unless and until Pharmacopeia has agreed, pursuant to Section 2.1.1, to conduct an Optimization Program against the relevant Target.  Upon Pharmacopeia’s agreement to conduct an Optimization Program based upon one or more Lead Compounds which are Schering Compounds, Schering shall disclose to Pharmacopeia the structure of such Schering Compounds.  Effective upon the date Pharmacopeia agrees to perform an Optimization Program based upon one or more Lead Compounds which are Schering Compounds, for the period extending from *

2.10                           Pharmacopeia Independent Research Activities.

2.10.1                  Activities Outside the Collaboration.  The Parties acknowledge that during and after the term of the Collaboration Pharmacopeia may (either alone or in collaboration with one or more Third Parties) perform independent research and development activities with respect to Targets (including, without limitation, to identify, develop and commercialize products), which activities are not within the scope of this Agreement; provided that Pharmacopeia shall not use any Schering Technology, and except as otherwise expressly set forth in this Agreement shall not use any Collaboration Technology, in connection with any such independent research and development activities.  Any data, information, materials, compounds, products or other technology resulting from such independent research and development activities is the property of Pharmacopeia (“Pharmacopeia Independent Technology”).  The Parties further acknowledge that Pharmacopeia Independent Technology may include technology independently acquired, discovered or developed by Pharmacopeia (as demonstrated by documented evidence created at the time of such acquisition, discovery or development) and which coincidentally is substantially the same as technology within the scope of Collaboration Technology and/or Schering Technology.  Schering shall have no rights or licenses whatsoever to any Pharmacopeia Independent Technology.

2.11                           Schering’s Screening Programs.  The Parties acknowledge that Schering shall have the right to conduct its own independent screening programs against any and all Targets, and that except as expressly set forth in this Section 2.11, * resulting from such independent screening programs.  Schering shall have the right * The Parties acknowledge and agree that any pharmaceutical products discovered, developed and commercialized as a result of * are and shall be treated as Agreement Products and shall be subject to * but shall not be subject *

2.11.1                  Differentiation of Targets.  A Target will encompass *

2.12                           Third Party Patents.  The Parties acknowledge and agree that Pharmacopeia shall have the right to reject and shall not be obligated to undertake any Screening Program or Optimization Program, or any new research activities in connection with an ongoing Screening Program or Optimization Program, pursuant to this Agreement if Pharmacopeia reasonably determines, in good faith, that such program or activities cannot be performed without infringing an issued US patent held by a Third Party.  It is further understood and agreed that, unless Schering obtains a license for Pharmacopeia, or grants Pharmacopeia a sublicense under a license held by Schering, to conduct such program or research activities, Pharmacopeia’s failure to conduct such program or research activities shall not constitute a breach of this Agreement.  Pharmacopeia shall promptly inform Schering in the event that Pharmacopeia determines in accordance with this Section 2.12 that it will be unable to undertake any proposed Screening Program, Optimization Program or research activities due to Third Party patents. *

ARTICLE III
COLLABORATION MANAGEMENT

3.1                                 Collaboration Committee.  The Parties shall establish a Collaboration Committee to oversee, review and coordinate the conduct of the Collaboration.  The Collaboration Committee shall be comprised of three (3) representatives from each of Schering and Pharmacopeia, or such other equal number of representatives as the Parties may agree, each Party’s members selected by that Party.  Each of Pharmacopeia and Schering may replace its Collaboration Committee representatives at any time upon written notice to the other Party.  The Collaboration Committee shall be chaired by the Collaboration Director appointed by Schering, unless otherwise agreed by the Parties.

From time to time the Collaboration Committee may establish various subcommittees, constituted as agreed by the Collaboration Committee, to oversee particular projects or activities within the Collaboration.

3.2                                 Collaboration Committee Meetings.  During the term of the Collaboration, including as it may be extended, the Collaboration Committee shall meet at least four (4) times per year, or more often as agreed by the Parties, at such locations as the Parties shall agree.  At such meetings the Collaboration Committee’s responsibilities will include: (i) formulating and reviewing the Collaboration objectives with respect to each Optimization Program; (ii) monitoring the progress of the Collaboration toward those objectives; (iii) evaluating Hits identified by Pharmacopeia from Screening Programs; (iv) initially reviewing recommendations by Pharmacopeia to Schering for Hits proposed to be accepted as Lead Compounds for new Optimization Programs; and (v) taking such other actions as may be specified under this Agreement or which the Parties deem appropriate.  The Collaboration Committee may designate a patent committee comprised of employees or representatives of the Parties to oversee the patent prosecution and/or enforcement activities described in Article VI, and to facilitate communication and agreement between the Parties regarding inventorship of inventions made in the Collaboration and the classification of such inventions (e.g., as Schering Improvements, Pharmacopeia Improvements, Collaboration Technology, etc.).  Additional non-voting representatives or consultants from either Party may from time to time be invited by Schering or Pharmacopeia to attend and participate in Collaboration Committee meetings (e.g., to evaluate and advise on business or scientific issues) subject to compliance with the confidentiality provisions of Section 7.1.  Each Party shall be responsible for its own expenses in connection with the Collaboration Committee.

3.3                                 Collaboration Committee Decisions.  Decisions of the Collaboration Committee shall be based upon the consensus of all the members.  In the event that the Collaboration Committee cannot or does not, after good faith efforts, reach agreement on an issue, such issue shall be referred to the President of Schering’s Affiliate, the Schering-Plough Research Institute (“SPRI”), and the President and Chief Operating Officer of Pharmacopeia Drug Discovery for resolution.  In the event that these officers are unable to resolve the issue within fifteen (15) business days after submission of the issue to them, then the unresolved issue may be submitted by either Party to binding arbitration pursuant to Section 11.3 of this Agreement, except that the decision shall be made by one (1) arbitrator with expertise in pharmaceutical product development, and the decision of the arbitrator shall be rendered within six (6) months of initiation of the arbitration.  During the pendency of any such arbitration proceedings, the Parties shall proceed with performance of the Collaboration following the course of conduct determined by Schering; provided, however, that notwithstanding the foregoing, Pharmacopeia shall not be obligated to (i) perform any action that would violate its obligations to any Third Party or contravene Section 2.12, (ii) spend or forego receiving any amounts of money (except as necessary in connection with the fulfillment of Pharmacopeia’s responsibilities under Section 2.3), or (iii) knowingly prepare or deliver to Schering any compounds previously licensed to any Third Party.  Notwithstanding the foregoing, Schering, in its sole discretion, shall have complete and final control over Schering’s research, development and commercialization of Schering Compounds, Agreement Compounds and/or Agreement Product(s) in accordance with the terms and conditions of this Agreement.

3.4                                 Development Status; Notice of Sale of Agreement Products.  During the term of this Agreement, Schering shall provide Pharmacopeia written annual reports within thirty (30) days after the first and each subsequent anniversary of the Effective Date, which reports shall provide: (i) a brief report summarizing the development status of each Lead Compound and/or Development Candidate under development at Schering; (ii) the status of all patent applications claiming any Library Compounds or Derivative Compounds, and (iii) copies of all such patent applications which have published during the relevant twelve (12) month period and were not previously provided to Pharmacopeia.  Such reports shall contain information sufficient to allow Pharmacopeia to monitor the status of Schering’s efforts with respect to the accomplishment of the milestones set forth in Section 5.3; provided, however, that nothing hereunder shall be construed as requiring Schering to provide Pharmacopeia with any specific research data or results, including, without limitation, information relating to Targets or data obtained from screening programs being conducted at Schering.  Until the First Commercial Sale of each Agreement Product by or on behalf of Schering hereunder, Schering shall keep Pharmacopeia reasonably informed as to the status of the pre-clinical, clinical and commercial development of such Agreement Product by providing Pharmacopeia with annual written reports summarizing such activities with respect to each potential Agreement Product under development during the term of this Agreement.  Within thirty (30) days of the First Commercial Sale of any Agreement Product, Schering shall give Pharmacopeia written notice thereof, which notice shall describe the relevant Agreement Product, identify the active ingredients in such Agreement Product, and identify the specific Target(s) which led to the development of such Agreement Product.

3.5                                 Diligence.  The Parties acknowledge and agree that all business decisions regarding research, development and commercialization of Agreement Products (including, without limitation, decisions relating to the development and manufacture of Agreement Compounds, or to the design, development, manufacture, sale, price, distribution, marketing and promotion of Agreement Products under this Agreement) and the decision whether to develop (or cease developing) a particular Agreement Compound, or to develop and commercialize (or cease developing and commercializing) a particular Agreement Product, shall be within the sole discretion of Schering.  Schering shall use reasonable good faith efforts to discover and develop Agreement Compounds, and to discover, develop and commercialize Agreement Products; provided, however, that Schering shall have no quotas or other minimum diligence obligations with regard to number of Agreement Compounds and Agreement Products to be developed and commercialized hereunder.  Such decision making and/or reasonable good faith efforts shall be expended by Schering, as determined in its reasonable commercial judgement, based upon the facts and circumstances in existence and reasonably available to Schering at that time, and shall be exercised in a manner consistent with the discovery, development and commercialization of Schering’s other products of comparable commercial value, potential and stage of development.  All of Schering’s diligence obligations hereunder are expressly conditioned upon the continuing absence of any adverse condition or event which warrants a delay in commercialization of an Agreement Product including, but not limited to, an adverse condition or event relating to the safety or efficacy of the Agreement Product or unfavorable pricing, pricing reimbursement, labeling or lack of Regulatory Approval, and Schering shall have no obligation to develop or market any such Agreement Product so long as in Schering’s opinion any such condition or event exists; provided that Schering shall use commercially reasonable efforts to overcome any unfavorable pricing or pricing reimbursement with respect to Agreement Products being commercialized under this Agreement.  The Parties acknowledge and agree that none of the diligence obligations in this Section 3.5 shall apply to any Schering Compounds, the discovery, development and commercialization of which are the sole and exclusive responsibility of Schering.

ARTICLE IV
LICENSES AND EXCLUSIVITY

4.1                                 License to Schering.

4.1.1                        License to Pharmacopeia Technology.  Subject to the terms of Section 4.4.1, Pharmacopeia agrees to grant, and hereby grants to Schering an exclusive license under the Pharmacopeia Technology (exclusive even as to Pharmacopeia and its Affiliates) in the Territory, to make, have made, use, sell, offer to sell, import and export Agreement Products containing a Lead Compound which is a Hit or a corresponding Derivative Compound as an active ingredient.  It is understood that such licenses shall include the right to conduct drug research and development, and the exclusive right to discover, develop, make, have made and use such Lead Compounds and corresponding Derivative Compounds, during the term of this Agreement.

4.1.2                        License to Collaboration Technology.  Pharmacopeia agrees to grant, and hereby grants to Schering an exclusive license under Pharmacopeia’s interest in the Collaboration Technology (exclusive even as to Pharmacopeia and its Affiliates), to make, have made, use, sell, offer to sell, import and export Agreement Products in the Territory.  It is understood that such licenses shall include the right to conduct drug research and development, and the exclusive right to discover, develop, make, have made and use Agreement Compounds, during the term of this Agreement.

4.1.3                        License to Collaboration Target-Specific Technology.  Pharmacopeia agrees to grant, and hereby grants, to Schering an exclusive license (exclusive even as to Pharmacopeia and its Affiliates), under all of Pharmacopeia’s interest in the Collaboration Target-Specific Technology for any and all purposes in the Territory, including the right to grant sublicenses.

4.1.4                        *

4.2                                 Sublicenses.  Schering shall have the right to sublicense the rights granted in Section 4.1 above.  Each such sublicense shall be consistent with all the terms and conditions of this Agreement.  Schering shall remain responsible to Pharmacopeia for all of each such Sublicensee’s applicable financial and other obligations due under this Agreement.  Such Sublicensee shall not have the right to grant further sublicenses, and such sublicenses may not be assigned or transferred to any Third Party without the prior written consent of Pharmacopeia.  Each sublicense shall provide for its continuation following early termination of the license rights of Schering hereunder and its assignment to Pharmacopeia.  Promptly following the execution of each sublicense requiring Pharmacopeia’s consent hereunder, Schering shall give Pharmacopeia written notice of the existence and identity of each Sublicensee and identify the Agreement Product(s) sublicensed to such Sublicensee.

4.3                                 Direct Affiliate Licenses.  Whenever Schering shall reasonably demonstrate to Pharmacopeia that, in order to facilitate direct royalty payments by an Affiliate, it is desirable that a separate license agreement be entered into between Pharmacopeia and such Affiliate, Pharmacopeia will grant such licenses directly to such Affiliate by means of an agreement which shall be consistent with all of the provisions hereof and Schering shall guarantee the Affiliate’s obligations thereunder and otherwise provide to Pharmacopeia assurances of performance satisfactory to Pharmacopeia.  Schering shall reimburse Pharmacopeia for its reasonable attorneys’ fees and costs incurred in connection with any such separate license agreement.

4.4                                 Third Party Rights.

4.4.1                        Pharmacopeia Third Party Activities.  It is understood that as of the Effective Date Pharmacopeia may have already granted, or on or after the Effective Date may grant, to Third Parties rights to acquire licenses for Pharmacopeia Compounds similar to Schering’s rights under this Article IV.  Notwithstanding the licenses granted to Schering under Sections 4.1.1 and 4.1.4 above, it is possible that a Third Party already has or may acquire rights from Pharmacopeia with respect to one or more compounds of which Pharmacopeia is a sole or joint owner, which compounds were made and designed independently of Pharmacopeia’s activities in the Collaboration; accordingly, Pharmacopeia’s grant of rights under Sections 4.1.1 and 4.1.4 are limited to the extent that (i) a Third Party (either alone or jointly with Pharmacopeia) has filed a patent application with respect to such a compound prior to the filing by Schering (either alone or jointly with Pharmacopeia) of a patent application with respect to such a compound, or (ii) Pharmacopeia has previously granted a Third Party a license, an option to acquire a license, a right of first negotiation, field exclusivity, or a non-competition covenant with respect to such a compound, and are subject to any such grant of rights to a Third Party.

4.4.2                        No Liability.  It is understood and agreed that, even if Pharmacopeia complies with its obligations under this Agreement, compounds provided to Third Parties in the course of Pharmacopeia’s other business activities may result in Third Party patent applications and patents, including patent applications and patents owned by such Third Parties, or owned jointly by Pharmacopeia and such Third Parties, which could conflict with patent applications and patents owned by Schering, or jointly owned by Schering and Pharmacopeia hereunder.  Pharmacopeia shall use reasonable efforts to avoid such conflict, which efforts shall be comparable to those used by Pharmacopeia in performing similar obligations under its agreements with Third Parties.  It is understood that, unless Schering is damaged as a proximate result of a material breach by Pharmacopeia of any of the representations and warranties in Article VIII, then Pharmacopeia shall have no liability under this Agreement with respect to any such conflict.

4.4.3                        Pharmacopeia Reports to Schering On Third Party Rights.  During the period from the Effective Date until the First Commercial Sale of an Agreement Product, within thirty (30) days of a written demand by Schering concerning a Pharmacopeia license to a Third Party of a patent application owned or co-owned by Pharmacopeia, Pharmacopeia shall, to the extent it may do so without breaching any contractual or other legal obligation, provide Schering with a statement explaining why the invention(s) claimed in the patent application or technology licensed to such Third Party is independent of Pharmacopeia’s activities in the Collaboration.  Such statement shall be supported by written records kept in the ordinary course of business consistent with pharmaceutical industry standards, provided that such records need not be provided to Schering at the time of providing such statement, but may have to be provided pursuant to Section 11.3.  Such information shall be deemed Confidential Information of Pharmacopeia pursuant to this Agreement.

4.5                                 Collaboration Research Activities.  Schering agrees to grant, and hereby grants, to Pharmacopeia a royalty-free, non-exclusive license under (i) Schering’s interest in the Collaboration Technology, and (ii) any Schering Technology which Schering, in its sole discretion, reasonably determines is necessary or useful for Pharmacopeia’s performance of the Collaboration, in each case to use during the term of the Collaboration and solely in performance of the Collaboration.  Pharmacopeia will not be required to pay any fees to use such intellectual property, but will as a condition precedent to such use execute any consents or sublicenses required by any Schering licensor.  Pharmacopeia shall not be required to execute any unreasonable consents or licenses and will not be in breach of this Agreement for failure to do so.

4.6                                 *

4.7                                 No Other Products.  Neither Schering nor its Affiliates or Sublicensees shall commercialize any Hit, Lead Compound which is a Hit, Derivative Compound, Schering Derivative or other composition of matter claimed in a Collaboration Patent Right, other than as an Agreement Product in accordance with this Agreement.

ARTICLE V
PAYMENTS

5.1                                 Payments By Schering.  In partial consideration for Pharmacopeia’s conducting research activities in the Collaboration and the rights and licenses granted to Schering herein, Schering agrees to pay to Pharmacopeia the amounts set forth in Sections 5.2, 5.3, 5.4 and 5.5.  *

5.2                                 Collaboration Funding.

5.2.1                        Funding During Year One.  Schering shall pay to Pharmacopeia research funding for the Collaboration at a rate of * per FTE per year during the first year of the Collaboration based upon the actual number of Pharmacopeia FTEs assigned to the Collaboration as set forth in Section 2.5.1, plus any additional FTEs (if any) agreed upon by the Parties under Section 2.3(i).

5.2.2                        Funding During Subsequent Years.  Schering shall pay to Pharmacopeia research funding for the Collaboration at an adjusted rate per FTE during the second year and each subsequent year of the Collaboration, based upon the actual number of Pharmacopeia FTEs assigned to the Collaboration in such year in accordance with Sections 2.5.2, 2.5.3 or 2.5.4 (as applicable), plus any additional FTEs (if any) agreed upon by the Parties under Section 2.3(i).  The adjusted rate to be applied in each such year shall be *

5.2.3                        Manner of Payment.  As noted in Section 5.1, with respect to each Pharmacopeia FTE, * Research funding for the Collaboration under this Section 5.2 shall be payable quarterly in advance on the first day of each calendar quarter.  Pharmacopeia shall send an invoice therefor to Schering fifteen (15) business days prior to the end of the preceding quarter, and Schering shall pay such invoiced amounts.  It is understood that in the case of the first calendar quarter of the first year of the Collaboration, Pharmacopeia shall send an invoice to Schering as soon as practicable after the Effective Date.  Each invoice will indicate the number of Pharmacopeia FTEs to be assigned to the Collaboration for such quarter and any adjustment from the prior quarter as determined in accordance with Section 5.2.4.  Schering will use commercially reasonable efforts during each calendar year during the term of the Collaboration to pay its first calendar quarter Collaboration funding payments to Pharmacopeia on or before the first (1st) day of January; provided, however, that in the event Schering is unable to complete such payment, payment by Schering on or before the seventh (7th) day of January in such calendar year shall not constitute a breach or default by Schering.

5.2.4                        Quarterly Adjustment.  At the conclusion of each quarter, Pharmacopeia will calculate the actual number of FTEs provided by Pharmacopeia during that quarter and calculate any difference between the actual number of FTEs provided by Pharmacopeia and the number prepaid by Schering.  Any overpayment or underpayment shall be reflected as a credit or additional charge, as the case may be, in the next quarterly invoice as per Section 5.2.3, and in the event that no further quarterly payments are due under this Section 5.2, then (i) any underpayment shall be paid by Schering to Pharmacopeia within fifteen (15) business days of receiving notice and invoice therefor, or (ii) Pharmacopeia shall within thirty (30) days reimburse Schering for any overpayment.  For purposes of clarity and avoidance of doubt, the Parties acknowledge and agree that nothing in this Section 5.2.4 shall be construed as obligating Schering to pay for any Pharmacopeia FTEs actually working in the Collaboration during a given year of the Collaboration in excess of the number of FTEs specifically provided for in Section 2.2 during such year, unless such increased FTE support is agreed to in advance in writing by Schering.

5.3                                 Lead Compound Milestone.  Schering shall pay to Pharmacopeia a milestone payment of * for each new Optimization Program initiated or agreed to by Schering with respect to a Screening Target based upon one or more Lead Compound(s) accepted by Schering in accordance with Section 2.8 that are Hits arising from Screening Programs conducted by Pharmacopeia.  No such milestone shall be payable with respect to any Optimization Programs initiated or agreed to based upon Lead Compounds which are Schering Compounds.  Such milestone payment shall be due within thirty (30) days after Schering notifies Pharmacopeia pursuant to Section 2.8.3 that it has accepted one or more Pharmacopeia Compounds as Lead Compounds.  The milestone payment under this Section 5.3 shall only be payable * Further, it is understood and agreed that all amounts payable under this Section 5.3 are in addition to any milestone payments that may be due to Pharmacopeia under the corresponding provisions of the International Agreement.  For the avoidance of doubt, it is understood and agreed that, for each new Optimization Program conducted by Pharmacopeia, Pharmacopeia shall be entitled to receive the milestone payment under this Section 5.3 and the milestone payment from Schering-Plough Ltd. under the corresponding provision of the International Agreement.

5.4                                 Milestone Payments.

5.4.1                        Events and Amounts.

(a)                                  Milestones for Optimization Programs based upon Schering Compounds.  Schering agrees to pay to Pharmacopeia the following amounts upon attainment, by or on behalf of Schering, its Affiliates or Sublicensees, of the indicated milestones with respect to any new Agreement Compounds/Agreement Products discovered by Pharmacopeia in performance of an Optimization Program based upon one or more Lead Compounds which are Schering Compounds (i.e., any Derivative Compounds resulting from such Optimization Program and/or any Schering Derivatives derived from such Derivative Compounds):

(i)                         * upon nomination of a Development Candidate;

(ii)                      *upon the filing and Acceptance of an IND or its equivalent;

(iii)                   * upon initiation of treatment of the first patient in a Phase III clinical study;

(iv)                  * upon filing and Acceptance of an NDA with the FDA; and

(v)                     * upon Regulatory Approval in the Territory.

(b)                                 Milestones for Optimization Programs based upon Hits.  Schering agrees to pay to Pharmacopeia the following amounts upon attainment, by or on behalf of Schering, its Affiliates or Sublicensees, of the indicated milestones with respect to an Agreement Compound/Agreement Product arising from an Optimization Program based upon one or more Lead Compounds which are Hits, (i.e., any such Lead Compounds, related Hits, Derivative Compounds resulting from such Optimization Program and/or Schering Derivatives derived from such Lead Compounds, Hits or Derivative Compounds):

(i)                         * upon nomination of a Development Candidate;

(ii)                      * upon the filing and Acceptance of an IND or its equivalent;

(iii)                   * upon initiation of treatment of the first patient in a Phase III clinical study;

(iv)                  * upon filing and Acceptance of an NDA with the FDA; and

(v)                     * upon Regulatory Approval in the Territory.

It is understood and agreed that all amounts payable under this Section 5.3.1 are in addition to any milestone payments that may be due to Pharmacopeia under the terms of the International Agreement.

5.4.2                        Development Candidate.  A Development Candidate shall have been deemed to have been nominated upon the earlier of the date (i) the Schering-Plough Research Institute Project Assessment Committee or its successor approves proceeding with full development of such compound, or (ii) Schering (or its Affiliate) initiates in vivo toxicology trials necessary, and meeting U.S. FDA (or corresponding European or Japanese) standards, for obtaining approval for use of such Agreement Compound in human clinical trials.  Within thirty (30) days after the nomination of a Development Candidate, Schering shall notify Pharmacopeia thereof.

5.4.3                        Manner of Payment.  All payments made to Pharmacopeia by Schering pursuant to Section 5.4.1(a) or (b) shall be due within thirty (30) days after the achievement of the corresponding milestone and shall be nonrefundable and not creditable against other amounts due to Pharmacopeia.  The payments provided for under this Section 5.4 shall only be payable once upon the first achievement of the indicated milestone with respect to an Agreement Compound and/or Agreement Product developed against a particular Target and no additional payments shall be due on subsequent or repeated achievement of the same milestone for another Agreement Compound and/or Agreement Product developed against the same Target.  No milestones shall be payable under this Section 5.4 with respect to any compounds or products other than Agreement Compounds and Agreement Products, nor shall any payments be due under this Section 5.4 with respect to any Agreement Products discovered by Schering with respect to Targets which are not the subject of a Screening Program and/or Optimization Program, as provided in Section 2.11.

5.5                                 Royalties.  In partial consideration for the know-how licenses, patent licenses and other rights granted to Schering hereunder, Schering shall pay royalties to Pharmacopeia based upon the sales of Agreement Products in the Territory.  The parties acknowledge and agree that, except as expressly set forth herein, Schering’s obligation to pay such royalties is not conditioned upon the existence of patent protection for the Agreement Products.

5.5.1                        Base Royalty.  Schering shall pay to Pharmacopeia running royalties on Net Sales of Agreement Products by Schering, its Affiliates and Sublicensees in the Territory, as follows:

(i)                         * of Net Sales of Agreement Products where the Agreement Compound in such Agreement Product is (1) a Lead Compound which is a Hit, or (2) a Derivative Compound discovered by Pharmacopeia in an Optimization Program based upon a Lead Compound which is a Hit, or (3) a corresponding Schering Derivative; or

(ii)                      * of Net Sales of Agreement Products where the Agreement Compound in such Agreement Product is a Derivative Compound discovered by Pharmacopeia in an Optimization Program based upon a Lead Compound which is a Schering Compound;

(iii)                   * of Net Sales of Agreement Products where the Agreement Compound in such Agreement Product is (1) a Lead Compound which is a Hit, or (2) a Derivative Compound, and in each case where such Agreement Product was developed and commercialized by Schering as a result of an independent screening program conducted by Schering pursuant to Section 2.11 against a Target which was not the subject of a Screening Program or Optimization Program under this Agreement; or

(iv)                  * of net sales (to be determined in the same manner as Net Sales) of a pharmaceutical product containing as an active ingredient a Schering Derivative derived from a Derivative Compound discovered by Pharmacopeia in an Optimization Program based upon a Lead Compound which is a Schering Compound.

5.5.2                        Royalty Term for Agreement Products.  Schering’s obligation to pay royalties to Pharmacopeia under Sections 5.5.1(i), 5.5.1(ii), 5.5.1(iii) or 5.5.1(iv), as applicable, shall continue for each Agreement Product until the date which is the later of *

5.5.3                        Single Royalty; Non-Royalty Sales.  No royalty shall be payable under Section 5.5.1 above with respect to sales of Agreement Products among Schering, its Affiliates and Sublicensees for resale; however, a royalty shall be payable upon such resale by Schering’s Affiliates and Sublicensees to any Third Party.  In no event shall more than one royalty be due hereunder with respect to any Agreement Product unit even if covered by more than one patent included in the Pharmacopeia Technology or Collaboration Technology.  For purposes of clarity and avoidance of doubt, the Parties acknowledge and agree that under no circumstances will any royalty ever be payable under Sections 5.5.1(i) or 5.5.1(ii) with respect to sales of any Agreement Product resulting from an independent screening programs conducted by Schering pursuant to Section 2.11.  No royalties shall accrue on the disposition of any Agreement Product in reasonable quantities by Schering, its Affiliates or its Sublicenses as (i) samples (promotional or otherwise), (ii) donations (for example, to non-profit institutions or government agencies for a non-commercial purpose), (iii) for use in clinical studies, or (iv) free of charge in compassionate use and/or indigent care programs.

5.5.4                        Third Party Royalties.

(a)                                  Schering Responsibilities.  Schering shall be responsible for the payment of any royalties due to licenses obtained from Third Parties relating to the manufacture, use, marketing, sale or distribution of Agreement Products by Schering, its Affiliates or Sublicensees under the Collaboration Technology or Schering Technology.

(b)                                 Third Party Royalty Offset.  Notwithstanding Section 5.5.4(a) above, if a Third Party alleges that the manufacture, use or sale of an Agreement Product infringes its patents, based solely on the practice of the Pharmacopeia Technology, Pharmacopeia and Schering shall consult regarding whether a license should be taken from such Third Party.  If Pharmacopeia and Schering agree that such a license is required, Schering, its Affiliates or Sublicensees may, with respect to sales of such Agreement Product, pay royalties directly (or indirectly through Pharmacopeia) to the Third Party whose patents may be infringed by such sales.  Schering may reduce any royalty due Pharmacopeia under Section 5.5.1 to reimburse Schering for any such royalties actually paid to Third Parties; provided that the amount of the reduction shall be equal to * of the royalty actually paid to such Third Parties with respect to sales of the Agreement Product in such country; provided, however, that in no event shall the royalty due Pharmacopeia for any calendar quarter, with respect to any such Agreement Product, be thereby reduced to * of the royalty due Pharmacopeia under Section 5.5.1 with respect to Net Sales in such country.  If the Parties cannot promptly reach agreement they shall appoint an independent patent counsel reasonably acceptable to each of them to give an opinion, which will be binding as between the Parties, and the parties shall have no further recourse to dispute such opinion (including, without limitation, the provisions of Section 11.3, which shall not apply).  If it is the independent patent counsel’s opinion that the patent is valid and infringed by the sale of such Agreement Product due to use of the Pharmacopeia Technology, Schering may settle the matter in its sole discretion on such terms as it deems appropriate, provided that such settlement does not contain an admission or acknowledgment of infringement or invalidity.

5.5.5                        Compulsory Royalty Reductions.  If the royalties set forth herein are higher than the maximum royalties permitted by the law or regulation in any country or territory or possession thereof in the world, the royalty payable for sales in such country, territory or possession shall be equal to the maximum permitted royalty under such law or regulations.

5.5.6                        Royalty Overpayment.  In the event Schering pays Pharmacopeia royalties in excess of the amounts due under Section 5.5.1 herein, Schering shall promptly notify Pharmacopeia providing a written explanation of the amount of overpayment.  Any such overpayment shall be fully creditable against royalties subsequently due hereunder.

5.6                                 Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.

5.6.1                        Royalty Reports and Payments.  After the First Commercial Sale of an Agreement Product on which royalties are payable by Schering, its Affiliate or Sublicensees hereunder, Schering shall make quarterly written reports to Pharmacopeia within sixty (60) days after the end of each calendar quarter, stating in each such report separately for Schering and each of its Affiliates and Sublicensees the number, description, and aggregate Net Sales by country of each Agreement Product sold during the calendar quarter upon which a royalty is payable under Section 5.5 above.  Subject to any reductions permitted pursuant to the express terms of this Agreement, concurrently with the making of such reports, Schering shall pay to Pharmacopeia royalties at the rates specified in Section 5.5.1.

5.6.2                        Payment Method.  All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by Pharmacopeia.  All payments hereunder shall be made in U.S. dollars.  Any payments that are not paid on the date such payments are due under this Agreement shall bear interest, calculated on the number of days such payment is delinquent, at the lesser of: (i) the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), or (ii) the maximum rate permitted by applicable law.

5.6.3                        Place of Royalty Payment and Currency Conversions.  Royalties shall be deemed payable by the entity making the Net Sales from the country in which earned in local currency and subject to foreign exchange regulations then prevailing.  Royalty payments shall be made in United States dollars to the extent that free conversion to United States dollars is permitted.  The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales occurs shall be in accordance with the policy set forth in Exhibit A hereto.  If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the Parties shall consult with a view to finding a prompt and acceptable solution, and Schering or its designated Affiliates will, from time to time, deal with such monies as Pharmacopeia may lawfully direct at no additional out-of-pocket expense to Schering.  Notwithstanding the foregoing, if royalties in any country cannot be remitted to Pharmacopeia for any reason within six (6) months after the end of the calendar quarter during which they are earned, then Schering shall be obligated to deposit the royalties in a bank account in such country in the name of Pharmacopeia.

5.7                                 Maintenance of Records; Audits.

5.7.1                        Records; Inspection.  Schering and its Affiliates shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement, which books and records shall be maintained in accordance with Schering’s records retention policies. Upon prior written notice from Pharmacopeia, Schering shall, within a period not to exceed forty-five (45) days, permit an independent certified public accounting firm of nationally recognized standing selected by Pharmacopeia and reasonably acceptable to Schering, at Pharmacopeia’s expense, to have access during normal business hours to examine pertinent books and records of Schering and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder.  The examination shall be limited to pertinent books and records for any calendar year ending not more than thirty-six (36) months prior to the date of such request.  Such inspections may be made no more than once each calendar year.  In the event that the accounting firm correctly concludes that a variation or error has occurred resulting in an underpayment of royalties by Schering of five percent (5)% or more of the amount actually due for the period covered by the inspection, Schering shall pay to Pharmacopeia such additional amounts, as well as the costs relating to the inspection, within thirty (30) days of receipt of an invoice for such amounts.  Any overpayment of royalties by Schering discovered through such audit shall be fully creditable against royalties subsequently due hereunder.  Schering may designate competitively sensitive information which such auditor may not disclose to Pharmacopeia; provided, however, that such designation shall not encompass the auditor’s conclusions.  The accounting firm shall disclose to Pharmacopeia only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Pharmacopeia.  The accounting firm employees shall sign confidentiality agreements acceptable to Schering as a condition precedent to their inspection.  Schering shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Schering, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Pharmacopeia’s independent accountant to the same extent required of Schering under this Agreement.  Upon expiration of the thirty-six (36) month period immediately following the receipt by Pharmacopeia of Schering’s fourth quarter royalty report for a given calendar year in accordance with Section 5.6.1, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Pharmacopeia, and Schering, its Affiliates and its Sublicensees shall be released from any liability or accountability with respect to royalties for such year, except for instances of fraud or other intentional misconduct by Schering.

5.8                                 Coordination With Payments under International Agreement.  The milestones and royalties payable by Schering under Sections 5.3, 5.4 and 5.5 are in consideration for the rights and licenses granted to Schering under this Agreement and are in addition to any amounts payable to Pharmacopeia under the International Agreement.  It is understood and agreed that, with respect to the specific milestones payable under Sections 5.4.1(a)(i)-(iii) and 5.4.1(b)(i)-(iii), the occurrence of the same milestone event will result in milestone payment obligations under both this Agreement and the corresponding provisions of the International Agreement.  However, the specific milestones payable under Sections 5.4.1(a)(iv) and (v) and Sections 5.4.1(b)(iv) and (v) under this Agreement and the analogous milestones under the International Agreement shall be paid, respectively, upon occurrence of the relevant milestone event specified in this Agreement or the International Agreement.

5.9                                 Tax Matters.

5.9.1                        Withholding Taxes.  All royalty amounts required to be paid to Pharmacopeia pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States (“Withholding Taxes”) to the extent Pharmacopeia and/or its Affiliates or their successors has the lawful rights to utilize the Withholding Taxes paid by Schering as a credit against Pharmacopeia’s and/or its Affiliates regular U.S. tax liability.  Schering shall provide Pharmacopeia documentation evidencing payment of any Withholding Taxes hereunder in a manner that is satisfactory for purposes of the U.S. Internal Revenue Service.  Any Withholding Taxes paid when due hereunder shall be for the account of Pharmacopeia and shall not be included in the calculation of Net Sales.  Payments of Withholding Taxes made by Schering pursuant to this Section 5.9.1 shall be made based upon financial information provided to Schering by Pharmacopeia, and to the extent that such information is incorrect Pharmacopeia shall be liable for any deficiency, and any fine, assessment or penalty imposed by any taxing authority in the Territory for any deficiency in the amount of any such Withholding Taxes, or the failure to make payment of Withholding Taxes, based upon such incorrect information.  If Schering is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency based upon such incorrect information (except to the extent caused by Schering’s gross negligence or willful misconduct), Pharmacopeia shall promptly reimburse Schering for such payments, which shall not be included in the calculation of Net Sales.

5.10                           Product Development Costs.  Schering shall, at Schering’s expense, be responsible for conducting all development of Agreement Compounds, Agreement Products, Schering Compounds, and all commercialization of Agreement Products.

ARTICLE VI
PATENTS AND INVENTIONS

6.1                                 Ownership of Schering Technology and Pharmacopeia Technology.  It is understood and agreed that (i) Schering shall own all Schering Technology including, without limitation, Schering Improvements, and (ii) Pharmacopeia shall own all Pharmacopeia Technology including, without limitation, Pharmacopeia Improvements.

6.2                                 Ownership of Collaboration Technology.  The Parties anticipate that the Collaboration may result in new inventions, discoveries and innovations, as well as improvements to existing technologies, whether patentable or not, within the Collaboration Technology.  Ownership of Collaboration Technology shall be determined based upon U.S.

Patent Laws and the following guidelines; provided, however, that ownership rights to all Collaboration Technology shall be subject to the applicable licenses and other rights granted under Article IV of this Agreement.

(a)                                  Inventions by Schering Employees. Title to all Collaboration Technology invented solely by employees of Schering working on the Collaboration at Pharmacopeia, together with any Derivative Compounds synthesized by Pharmacopeia pursuant to Section 2.9, shall be deemed to be owned by Schering.

(b)                                 Inventions by Pharmacopeia Employees. Title to all Collaboration Technology invented solely by employees of Pharmacopeia shall be deemed to be owned by Pharmacopeia.

(c)                                  Joint Inventions. Title to all Collaboration Technology invented jointly by one or more employees of Schering working on the Collaboration at Pharmacopeia, and one or more employees of Pharmacopeia shall be deemed to be jointly owned by Schering and Pharmacopeia.

6.3                                 Filing, Prosecution and Maintenance of Patents.

6.3.1                        Collaboration Technology.  Schering shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion, at its own expense and upon appropriate consultation with Pharmacopeia, patent applications and patents, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto within the Collaboration Technology, and Pharmacopeia shall give reasonable cooperation in connection therewith, at Schering’s request and expense.  Schering shall provide Pharmacopeia with copies of any new patent applications claiming Collaboration Technology which are proposed to be filed by Schering, as provided in Section 6.4.1.  In the event that Schering does not file a patent or patent application claiming an invention within such Collaboration Technology, or if it ceases to so prosecute, maintain, conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto relating to such an invention, Pharmacopeia shall have the right, in its sole discretion, to undertake such activities at its own expense, and Schering shall give reasonable cooperation in connection therewith, at Pharmacopeia’s expense.

6.3.2                        Schering Technology.  Schering shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion, at its own expense, patent applications and patents, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto within the Schering Technology and Pharmacopeia shall give reasonable cooperation in connection therewith, at Schering’s request and expense.

6.3.3                        Pharmacopeia Technology.  Pharmacopeia shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion, at its own expense, patent applications and patents, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto within the Pharmacopeia Technology, and Schering shall give reasonable cooperation in connection therewith, at Pharmacopeia’s request and expense.

6.4                                 Cooperation.

6.4.1                        Cooperation.  Upon request, and at the requesting Party’s expense, each of Pharmacopeia and Schering shall provide the other Party reasonable assistance to prepare, file, prosecute and maintain patents and patent applications covering any Collaboration Technology, Schering Improvements or Pharmacopeia Improvements which the requesting Party has the right to file.  Reasonable assistance shall include, without limitation, providing the requesting Party with necessary or useful data and information relating to the Collaboration Technology, Schering Improvements or Pharmacopeia Improvements, as the case may be, and reasonable access to the inventors of said inventions, as well as causing the execution of required patent assignments and/or other documents.  With respect to all patent applications claiming Collaboration Technology, or any Derivative Compounds, Lead Compounds which are Hits, or Schering Derivatives, the filing Party shall give the non-filing Party an opportunity to review the text of such patent applications before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the applications as filed, together with notice of its filing date and serial number.  Schering will identify to Pharmacopeia any of Schering’s proprietary information contained in such documents to be provided to Pharmacopeia to ensure that Pharmacopeia will protect Schering’s proprietary information, including without limitation, information relating to Targets.  In addition, with respect to applications which do not include Pharmacopeia inventors, Schering may redact or provide in coded form any information contained in such documents to be provided to Pharmacopeia to the extent necessary (in Schering’s opinion) to protect Schering’s proprietary information, including without limitation, information relating to Targets.  Pharmacopeia and Schering shall each keep the other Party advised of the status of the actual and prospective patents and patent applications within the Collaboration Patent Rights for which it is responsible, and upon the written request of the other Party, will provide advance copies of any substantive papers related to the filing, prosecution and maintenance of such Collaboration Patent Rights.

6.5                                 Enforcement.

6.5.1                        Notice.  Each Party shall promptly notify the other of its knowledge of any actual or potential infringement of the Collaboration Technology by a Third Party.

6.5.2                        Collaboration Technology.  Schering shall have the initial right, but not the obligation, to take reasonable legal action to enforce against infringements by Third Parties or defend any declaratory judgment action relating to any patent within the Collaboration Technology at its sole cost and expense.  If, within six (6) months following receipt of notice of such infringement from Pharmacopeia (or written notice of a declaratory judgment action alleging invalidity or unenforceability of such Collaboration Technology), Schering does not take such action against a commercially significant infringement, Pharmacopeia shall, in its sole discretion, have the right, but not the obligation to take such action at its sole expense.

6.5.3                        Schering Technology and Pharmacopeia Technology.  It is understood and agreed that Pharmacopeia shall have the sole right, but not the obligation, to initiate and conduct legal proceedings to enforce the Pharmacopeia Technology against any actual or threatened infringement or misappropriation or defend any declaratory judgment action relating thereto, at its sole expense, and that Schering shall have the sole right, but not the obligation, to initiate and conduct legal proceedings to enforce the Schering Technology against any actual or threatened infringement or misappropriation or defend any declaratory judgment action relating thereto, at its sole expense.

6.5.4                        Cooperation; Costs and Recoveries.  Each Party agrees to render such reasonable assistance as the enforcing Party may request, and at the enforcing Party’s expense.  Costs of maintaining any such action shall be paid by the Party bringing the action and any damages or settlements recovered therefrom shall belong to such Party.  To the extent that Schering recovers any lost profits or other recovery based upon Third Party sales of infringing products, Pharmacopeia shall receive an equitable share of such recovery, as determined based upon the royalties Pharmacopeia would have been entitled to under this Agreement on Net Sales by Schering, its Affiliates or Sublicensees of the relevant Agreement Products corresponding to such lost profits.  If Schering, in its sole discretion, agrees to settle any such infringement action by granting a sublicense to the Third Party infringer, and such Third Party, but for the grant of such sublicense, would be infringing a claim of an issued patent in the Collaboration Technology, or a composition-of-matter claim of an issued patent in the Schering Technology, Schering shall be entitled to receive all consideration payable by such Third Party for the grant of the license; provided, however, that net sales of such Third Party products in the Territory on which Schering receives such consideration (including, without limitation, running royalties or lump sum payments) shall be treated as Net Sales for purposes of this Agreement, and further provided that, notwithstanding anything herein to the contrary, Schering’s royalty obligations to Pharmacopeia with respect to such Third Party sales in any calendar quarter shall not exceed fifty percent (50%) of the royalties received by Schering from such Third Party for the same quarter.

6.6                                 Infringement Claims.  If the manufacture, sale or use of any Agreement Product pursuant to this Agreement because of the practice of the Pharmacopeia Technology, Collaboration Technology or Schering Technology, results in any claim, suit or proceeding alleging patent infringement against Pharmacopeia or Schering (or their respective Affiliates or Sublicensees), such Party shall promptly notify the other Party hereto in writing setting forth the facts of such claim in reasonable detail.  The Party subject to such claim shall have the exclusive right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice;

provided, however, it shall not enter into any settlement which admits or concedes that any aspect of (i) the Schering Technology or Collaboration Technology in the case of Pharmacopeia, and (ii) the Pharmacopeia Technology or Collaboration Technology in the case of Schering, is invalid or unenforceable without the prior written consent of such other Party.  The Party subject to the claim shall keep the other Party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

6.7                                 Certification under Drug Price Competition and Patent Restoration Act.  Pharmacopeia and Schering each shall immediately give written notice to the other of any certification of which they become aware filed pursuant to 21 U.S.C.§§355(b)(2)(A)(iv) and 355(j)(2)(A)(vii) claiming that Collaboration Patent Rights do not cover the use or sale of any product(s) equivalent to an existing Agreement Product(s) by a Third Party.  Schering shall have the right to bring an infringement action, in its sole discretion and at its own expense, in its own name and/or in the name of Pharmacopeia, subject to Section 6.5 above.  The provisions of Section 6.5.4 shall apply to any such infringement action.

6.8                                 Patent Term Restoration.  The Parties hereto shall give reasonable cooperation to each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Collaboration Technology.

ARTICLE VII
CONFIDENTIALITY

7.1                                 Confidential Information.  Except as expressly provided herein, the Parties agree that, * the receiving Party shall not disclose and except as expressly provided in this Article 7, shall not use for any purpose any confidential information (“Confidential Information”) furnished to it by the disclosing Party hereto pursuant to this Agreement except to the extent that it can be established by the receiving Party by competent proof that such information:

(i)                           was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(ii)                        was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)                     became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)                    was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(v)                       was subsequently lawfully disclosed to the receiving Party, other than under a duty of confidentiality, by a Third Party that had the right to make such disclosure.

7.2                                 Permitted Use and Disclosures.  Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such information is included in the Pharmacopeia Technology, Schering Technology or Collaboration Technology, as the case may be, and to the extent (i) such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, (ii) such disclosure is reasonably required to be made to any institutional review board of any entity conducting clinical trials with Agreement Compound(s) and/or Agreement Product(s), or to any governmental or other regulatory agency, in order to gain approval to conduct clinical trials or to market Agreement Compound(s) and/or Agreement Products, (iii) such disclosure is required by law, regulation, rule, act or order of any governmental authority, court, or agency, or is made in connection with submitting required information to tax or other governmental authorities, or (iv) such disclosure or use is reasonably required in conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted to it by the other Party pursuant to the terms of this Agreement; in each case, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable diligent efforts to secure confidential treatment of such Confidential Information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

7.3                                 Return of Confidential Information.  Following termination of this Agreement, at any time upon request of the disclosing Party, the receiving Party will return all documents, and copies thereof, containing the disclosing Party’s Confidential Information that are still in the receiving Party’s possession or control; however, the receiving Party may retain one copy of such documents in a secure location solely for the purpose of determining its obligations hereunder, to comply with any applicable regulatory requirements, or to defend against any product liability claims.

7.4                                 Nondisclosure of Terms.  Each of the Parties hereto agrees not to disclose to any Third Party the existence or the terms of this Agreement without the prior written consent of each other Party hereto, except to such Party’s attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.  Notwithstanding the foregoing, the Parties will agree upon a press release to announce the effectiveness of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement; and in such event, Pharmacopeia and Schering may each disclose to Third Parties the information contained in such press release and Q&A without the need for further approval by the other.  In addition, Pharmacopeia may make public statements regarding progress with respect to the development and commercialization of Agreement Compounds and/or Agreement Products, including announcement of the achievement of milestones, following consultation with Schering and with the written consent of Schering.  Nothing in this Section 7.4 shall prohibit a Party from making such disclosures to the extent reasonably required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange.  In such event, however, the disclosing Party shall use good faith efforts to notify and consult with the other Party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent available.

7.5                                 Publication.  Any manuscript by Schering or Pharmacopeia or their Affiliates describing Agreement Products shall be subject to the prior review of the other Party at least ninety (90) days prior to submission.  Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving Party shall notify the disclosing Party in writing within thirty (30) days after receipt of a disclosure whether the receiving Party desires to file a patent application on any invention disclosed in such scientific results.  In the event that the receiving Party desires to file such a patent application, the disclosing Party shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, or (ii) the Parties determine after consultation that no patentable invention exists, or (iii) one hundred and eighty (180) days after receipt by the disclosing Party of the receiving Party’s written notice of the receiving Party’s desire to file such patent application, or such other period as is reasonable for seeking patent protection.  Further, if such scientific results contain the information of the receiving Party that is subject to use and nondisclosure restrictions under this Article 7, the disclosing Party agrees to remove such information from the proposed publication or disclosure.

7.6                                 Pharmacopeia Employees.  All Pharmacopeia employees assigned to work exclusively on Collaboration research projects pursuant to Section 2.5, shall be required to have read and understood the Collaboration Business Conduct Policy.  Any Pharmacopeia employees assigned to work exclusively on Collaboration research projects shall also be subject to non-compete obligations, as set forth below, with respect to any Target with respect to which Collaboration research efforts directed to such Target are performed at Pharmacopeia (including, without limitation, the design and synthesis of Derivative Compounds based on Lead Compounds).  None of the individual Pharmacopeia chemists participating in Target specific collaboration research shall * Pharmacopeia shall be liable for any breach of the Collaboration Business Conduct Policy and/or these non-compete obligations by its employees.  *, Pharmacopeia shall use reasonably diligent efforts to ensure that its employees working on the Collaboration do not disclose or provide access to any Collaboration Target-Specific Technology, Schering Technology, or the results of any screening or other Target specific research performed at Pharmacopeia in the Collaboration, to any Pharmacopeia

employees not working on the Collaboration (except to the extent reasonably necessary for Pharmacopeia to ensure its compliance with its exclusivity obligations hereunder) or to any Third Parties.

ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1                                 Schering.  Schering warrants, represents and covenants on behalf of itself and its Affiliates that: (i) it has the legal right and power to extend the rights granted in this Agreement; (ii) it has the legal power, authority and right to enter into this Agreement, and to perform all its obligations hereunder, and (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which in any material way conflict with the rights and licenses granted herein.

8.2                                 Pharmacopeia.  Pharmacopeia represents, warrants and covenants on behalf of itself and its Affiliates that:  (i) it has the legal right and power to extend the rights granted in this Agreement; (ii) it has the legal power, authority and right to enter into this Agreement, and to perform all its obligations hereunder; (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which in any material way conflict with the rights and licenses granted herein; (iv) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Pharmacopeia Technology; (v) to the best of its knowledge as of the Effective Date, it is not aware of any Existing Pharmacopeia Know-How which is not available for use for all purposes contemplated by this Agreement; and (vi) to the best of its knowledge as of the Effective Date, it owns or controls all of the Pharmacopeia Technology, and has the rights to grant the licenses or sublicenses granted to Schering hereunder with respect thereto.

8.3                                 Compliance with Agreement and Laws.  Each Party shall comply in all material respects with the terms of this Agreement and with all laws, rules and regulations applicable to the discovery, development, manufacture, distribution, import and export and sale of pharmaceutical products pursuant to this Agreement.

8.4                                 Disclaimer.  Schering and Pharmacopeia expressly disclaim any representation, warranty or guaranty that the Collaboration will be successful.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PHARMACOPEIA AND SCHERING AND THEIR RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PHARMACOPEIA TECHNOLOGY, THE SCHERING TECHNOLOGY, THE COLLABORATION TECHNOLOGY, LEAD COMPOUNDS, DERIVATIVE COMPOUNDS, AGREEMENT COMPOUNDS OR AGREEMENT PRODUCTS, OR INFORMATION DISCLOSED PURSUANT TO ARTICLE VII, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PHARMACOPEIA TECHNOLOGY, COLLABORATION TECHNOLOGY OR SCHERING TECHNOLOGY (IN EACH CASE, WHETHER PATENTED OR UNPATENTED), OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE IX
INDEMNIFICATION

9.1                                 Indemnification by Schering.  Schering shall indemnify, defend and hold harmless Pharmacopeia and its Affiliates, and each of its and their respective employees, officers, directors and agents (the “Pharmacopeia Indemnitees”) from and against any and all liability, loss, claims, damage, cost, and expense (including reasonable attorneys’ and professionals’ fees and other expenses of litigation) (collectively, a “Liability”) arising out of or in connection with Third Party claims relating to (i) the discovery, development, manufacture, use, testing, marketing, sale or other disposition of Agreement Products by or on behalf of Schering or its Affiliates or Sublicensees, (ii) performance of the Collaboration by Schering, (iii) any injury, illness or disease suffered by any Schering employees in connection with the performance of the Collaboration, (iv) the use of any and all Targets with respect to which research activities are conducted in the Collaboration, including without limitation claims in connection with materials relating to such Target, or (v) any breach by Schering of its representations and warranties made under this Agreement, except, in each case, to the extent such Liabilities result from the gross negligence or willful misconduct of Pharmacopeia, its Affiliates, or any of their respective employees, officers, directors or agents.

9.2                                 Indemnification by Pharmacopeia.  Pharmacopeia shall indemnify, defend and hold harmless Schering and its Affiliates, and each of its and their respective employees, officers, directors and agents (the “Schering Indemnitees”) from and against any Liability (as defined above) arising out of or in connection with Third Party claims relating to (i) the performance of the Collaboration by Pharmacopeia except to the extent directly related to the use of Targets, (ii) any injury, illness or disease suffered by any Pharmacopeia employees in connection with the performance of the Collaboration, (iii) any product based upon a Pharmacopeia Compound developed, manufactured, used, sold or otherwise distributed by or on behalf of Pharmacopeia, its Affiliates or Licensees, as permitted under this Agreement (including, without limitation, product liability and patent infringement claims), (iv) any breach of Pharmacopeia’s contractual obligations to Third Parties, or (v) any breach by Pharmacopeia of its representations and warranties made under this Agreement, except, in each case, to the extent such Liabilities result from the gross negligence or willful misconduct of Schering, its Affiliates, or any of their respective employees, officers, directors or agents.

9.3                                 No Consequential Damages.  Except with respect to Third Party claims as provided for under Sections 9.1 and 9.2, in no event shall any Party to this Agreement have any claims against or liability to the other Party for any special, consequential or incidental damages arising under this Agreement under any theory of liability.

9.4                                 Procedure.  In the event that any Indemnitee intends to claim indemnification under this Article IX, it shall promptly notify the other Party in writing of any such alleged Liability.  The indemnifying Party shall have the right to control the defense thereof with counsel of its choice; provided, however, that any Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceeding.  The affected Indemnitees shall cooperate reasonably with the indemnifying Party and its legal representatives in the investigation and defense of any action, claim or liability covered by this Article IX.  Neither Party may settle a claim or action related to a Liability for which it or the other Party seeks indemnification hereunder without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement.  Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

9.5                                 Insurance.  Each Party shall obtain and maintain throughout the term of this Agreement statutory Workers’ Compensation and Employer’s Liability insurance covering all employees engaged in the performance of work under this Agreement.  Each Party shall provide the other Party with evidence of such insurance and/or self-insurance program, upon request.

ARTICLE X
TERM AND TERMINATION

10.1                           Term and Expiration.  This Agreement shall be effective as of the Effective Date and unless terminated earlier as provided in this Article X or by mutual written agreement of the Parties, the term of this Agreement shall continue in full force and effect, on a country-by-country and product-by-product basis, until Schering and its Affiliates and Sublicensees have no further obligation to pay royalties under Article V hereof in a country, at which time the Agreement shall expire in its entirety in such country and the Parties shall have no further payment obligations or other financial obligations to each other with respect to the continuing use in such country of Pharmacopeia Technology, Schering Technology and/or Collaboration Technology, as the case may be, in the manner licensed herein.  As royalty payment obligations for an Agreement Product expire in a country, even if the Agreement thereafter remains in effect in such country, Schering, its Affiliates and Sublicensees, shall no longer have any remaining payment obligations hereunder with respect to such Agreement Product in that country.

10.2                           Termination for Cause.  This Agreement may be terminated by written notice by either Party at any time during the term of this Agreement if the other Party (the “Breaching Party”) is in material breach or default of any of its material obligations hereunder (including, without limitation, any payment obligations), as follows:  (i) the terminating Party shall send written notice of the breach or default to the Breaching Party; and (ii) if such default or breach thereafter continues for sixty (60) days after written notice thereof was provided to the Breaching Party, then the termination shall become effective at the end of such sixty (60) day period, unless the Breaching Party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period or has commenced activities reasonably expected to cure such breach within such sixty (60) day period and thereafter uses diligent efforts to complete the cure as soon as practicable.

10.3                           Termination Upon Bankruptcy or Insolvency.  This Agreement may be terminated by Pharmacopeia giving written notice of termination to Schering upon the filing of bankruptcy or insolvency of Schering or the appointment of a receiver for the assets of Schering, or the making by Schering of an assignment for the benefit of creditors, or the institution of any proceedings against Schering under any bankruptcy law.  Termination shall be effective upon the date specified in such notice.  The rights of Schering under this Agreement shall not terminate in the event of a bankruptcy of Pharmacopeia, unless Schering elects to terminate this Agreement in accordance with the following provisions of this Section 10.3.  In the event that (i) Pharmacopeia shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any case or proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (ii) if there shall have been filed any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or (iii) if Pharmacopeia by any act or omission of act shall indicate its consent to, approval of or acquiescence in any such bona fide petition, application, or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its property, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more (each such event a “Pharmacopeia Bankruptcy Event”), then Schering shall have the following rights.  Schering shall have the right, in its sole discretion, to elect to terminate this Agreement by giving written notice of such termination to Pharmacopeia.  In the event that Schering does not elect to terminate this Agreement, then notwithstanding any rejection of this Agreement by Pharmacopeia (which, for purposes of this Section 10.3, includes any debtor in possession, trustee or other entity that may succeed Pharmacopeia) pursuant to 11 U.S.C. §365, Schering shall retain all of its rights, benefits, licenses, protections and privileges under this Agreement and shall be entitled to all of the rights, benefits and protections of a licensee under 11 U.S.C. 365(n).  Schering will have the right (including, without limitation, the right and ability to cure any and all defaults by Pharmacopeia under this Agreement, any agreement supplementary hereto, and any agreement with a Third Party affecting or comprising all or a part of the Pharmacopeia Technology, and to take any other actions, to oppose a rejection pursuant to 11 U.S.C. §365 of this Agreement, and to contract directly with Third Parties, if any, involved in contracted arrangements with Pharmacopeia with respect to performance of the Collaboration), provided that Schering’s obligations to make payments to Pharmacopeia under this Agreement shall automatically be reduced by the amount of all out-of-pocket costs and expenses incurred by Schering in exercising such rights.  The Parties acknowledge and agree that all information, data and other intellectual property referred to in this Section 10.3 (including, without limitation, Pharmacopeia Technology) and all Agreement Compounds, Agreement Products, Collaboration Technology and any other intellectual property that is licensed, or is the subject of any other right, benefit, protection or privilege that is granted, transferred or otherwise afforded, to Schering hereunder is “intellectual property” within the meaning of 11 U.S.C. §365.

10.4                           Termination for Pharmacopeia Change in Control.

10.4.1                  Termination of Entire Agreement.  In the event of any Pharmacopeia Change in Control during the term of this Agreement, Schering shall have the right to terminate this Agreement upon ninety (90) days written notice after such Pharmacopeia Change in Control.  In such event, the provisions of Sections 10.6.1, 10.6.2, 10.6.3 and 10.6.4(d) shall apply, but none of the provisions of Section 10.6.5 shall be applicable.

10.4.2                  Termination of the Collaboration.  In the event that such Pharmacopeia Change in Control occurs during the term of the Collaboration, Schering may, in its discretion, elect to terminate the Collaboration (but not the Agreement) on ninety (90) days written notice as set forth in Section 2.2.3.  Upon receipt of written notice from Schering of its decision to terminate the Collaboration (but not the Agreement) pursuant to this Section 10.4.2 and Section 2.2.3, Pharmacopeia (or its successor in interest as a result of the Pharmacopeia Change in Control) shall have the option (exercisable in its sole discretion) to provide to Schering within thirty (30) days after receipt of such notice a written certification signed by a senior corporate officer of Pharmacopeia (or such successor) setting forth written representations and warranties by Pharmacopeia (or such successor):

(i)                                     that it is committed to continuing in good faith to perform the Collaboration under the terms of this Agreement;

(ii)                                  that it will continue to provide at least the same level and quality of personnel, facilities and resources for the performance of the Collaboration as existed prior to the Pharmacopeia Change in Control;

(iii)                               that it will implement such additional safeguards as may be required (and which are reasonably acceptable to Schering) to ensure that all of Schering’s Confidential Information will be protected from unauthorized disclosure or use by Pharmacopeia (or such successor) and its Affiliates; and

(iv)                              that it will take such other actions as are reasonably necessary to provide reasonable assurances to Schering that the results of the Collaboration, including without limitation, any Agreement Compounds and Collaboration Technology, will only be used by Pharmacopeia (or such successor) and its Affiliates in furtherance of the Collaboration or as otherwise expressly permitted under the terms and conditions of this Agreement.

If Pharmacopeia (or such successor) does not provide a certification under this Section 10.4.2 within such thirty (30) day period, then the Collaboration shall terminate upon expiration of the ninety (90) period following Schering’s notice of termination under this Section 10.4.2, and all of the provisions of Section 10.6.5 shall apply.

If Pharmacopeia (or such successor) does provide a certification under this Section 10.4.2 within such thirty (30) day period, then following Schering’s receipt of such certification from Pharmacopeia (or such successor) pursuant to this Section 10.4.2, Schering shall have the right to rescind its notice of termination of the Collaboration by providing written notice to Pharmacopeia within thirty (30) days after receipt of such written certification.  If following receipt of such certification, Schering provides written notice rescinding its decision to terminate the Collaboration within such thirty (30) day period, then none of the provisions of Section 10.6 shall apply and the Collaboration shall continue under the terms and conditions of this Agreement as if Schering had never provided any notice of termination under Section 10.4.2.  However, if following receipt of such certification, Schering does not provide written notice rescinding its decision to terminate the Collaboration within such thirty (30) day period, then the Collaboration shall terminate upon expiration of the ninety (90) day period following Schering’s notice of termination under Section 10.4.2, and the provisions of Section 10.6.5(i) and (ii) shall apply, but the provisions of Section 10.6.5(iii) shall not apply.  For purposes of clarity and avoidance of doubt, the Parties agree that written notice provided by Schering–Plough Ltd. rescinding a decision by Schering-Plough Ltd. to terminate the Collaboration under the corresponding provisions of the International Agreement shall also be deemed notice by Schering under this Agreement.

10.5                           Concurrent Termination with the International Agreement.  In the event of any termination of the International Agreement by either Pharmacopeia or Schering-Plough Ltd. under the provisions of Sections 10.2, 10.3 or 10.4 thereof, as applicable, this Agreement shall automatically terminate concurrently under the corresponding Section 10.2, 10.3 or 10.4 of this Agreement.

10.6                           Effect of Termination.

10.6.1                  Accrued Obligations.  Termination of this Agreement for any reason shall not relieve the Parties from any liability which at the time of such termination has already accrued to the other Party, or which is attributable to a period prior to such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

10.6.2                  Return of Materials.  Upon any termination of this Agreement, Schering and Pharmacopeia shall promptly return to the other Party all Confidential Information (including without limitation all Existing Schering Know-How or Existing Pharmacopeia Know-How, as the case may be) as set forth in Section 7.3.

10.6.3                  Effect on Agreement Products.  In the event that two (2) or more Agreement Compounds and/or Agreement Products are being developed and/or commercially exploited by Schering, its Affiliates or Sublicensees under this Agreement and a breach entitling Pharmacopeia to terminate this Agreement occurs which relates solely to a single Agreement Compound or Agreement Product, then Pharmacopeia shall have the option to terminate this Agreement only with respect to the applicable Agreement Compound or Agreement Product, and in which case all of the terms of this Agreement shall remain in full force and effect with regard to the other Agreement Compounds and/or Agreement Products being developed and commercialized.  In the event this Agreement is terminated with respect to a given Agreement Product, Schering shall have the right to continue to sell its remaining inventory of such Agreement Product for a period of up to six (6) months after the date of termination, provided that Schering continues to pay royalties to Pharmacopeia with respect to such sales.

10.6.4                  Licenses.

(a)          Termination by Pharmacopeia Pursuant to Section 10.2.  In the event of termination by Pharmacopeia under Section 10.2, the licenses granted hereunder relating to any Agreement Product with respect to which there has been a material breach, shall terminate, and the licenses granted to Pharmacopeia hereunder shall remain in effect, subject to the terms and conditions of this Agreement; provided, however, a breach shall have no effect on Schering’s licenses hereunder other than with respect to the Agreement Product (together with any Hits, Lead Compounds which are Hits, and/or Derivative Compounds discovered by Pharmacopeia in performance of Screening Programs and/or Optimization Programs against the same Target as such Agreement Product) to which the breach specifically relates, and the remaining licenses granted hereunder shall remain in effect, subject to the terms and conditions of this Agreement.

(b)         Termination by Schering Pursuant to Sections 10.2 or 10.3.  In the event of any termination by Schering pursuant to Section 10.2 or 10.3 above, any licenses granted by Schering hereunder shall terminate concurrently, and any licenses granted by Pharmacopeia shall remain in effect, subject to the terms and conditions of this Agreement.

(c)          Termination by Pharmacopeia Pursuant to Section 10.3.  In the event of any termination by Pharmacopeia pursuant to Section 10.3 above, any licenses granted by Pharmacopeia hereunder shall terminate concurrently, and any licenses granted by Schering shall remain in effect, subject to the terms and conditions of this Agreement.

(d)         Termination by Schering Pursuant to Section 10.4.  In the event of any termination by Schering pursuant to Section 10.4 above, any licenses granted by Pharmacopeia to Schering, and by Schering to Pharmacopeia, shall remain in effect, except for the licenses under Section 4.5, which shall terminate concurrently.

10.6.5                  Effect of Termination of the Collaboration for Pharmacopeia Change in Control.  In the event that the Collaboration (but not the Agreement) is terminated by Schering pursuant to Sections 10.4.2 and 2.2.3 as a result of a Pharmacopeia Change in Control, and the decision to terminate is not rescinded by Schering in accordance with Section 10.4.2, the Parties further agree that, effective as of *

(i)                                     the non-solicitation provisions of Section 11.8 shall not apply with respect to any of the individual Pharmacopeia employees identified as working on the Collaboration under Section 2.5.1;

(ii)                                  to the extent that Schering contracts with one or more Third Parties to complete any Optimization Program which was ongoing at the time the Collaboration was terminated, Schering shall have the right to *

(iii)                               if (and only if) Pharmacopeia (or its successor in interest as a result of such Pharmacopeia Change in Control) has failed to timely provide a certification to Schering in accordance with Section 10.4.2, Pharmacopeia (or such successor) *

10.6.6                  Surviving Provisions.  Articles VI, VII, VIII, IX and XI of this Agreement, as well as Sections 2.9.2, 2.9.3, 2.10, 2.11, 4.1.3, 4.4, 4.7, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, and 10.6 shall survive the expiration or termination of this Agreement for any reason and shall remain in full force and effect.

ARTICLE XI
MISCELLANEOUS

11.1                           Assignment.  This Agreement shall not be assigned, or assignable, by either Party hereto to any Third Party without the prior written consent of the other Party, and any such attempted assignment shall be void and without force or effect; provided, however, that notwithstanding the foregoing, either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business or assets related to the subject matter to which this Agreement pertains, or in the event of its merger, reorganization, acquisition, sale, consolidation or change in control or similar transaction.  This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns.  Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

11.2                           Governing Law.  This Agreement and any dispute arising from the performance or breach hereof, shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles.  The Parties expressly exclude application of the United Nations Convention for the International Sale of Goods.

11.3                           Dispute Resolution.  Except as set forth in Sections 3.3 and 5.5.4, any dispute under this Agreement which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules.  The arbitration shall be held in New York, New York and at least one of the arbitrators shall be an independent expert in pharmaceutical product development (including clinical development and regulatory affairs).  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.  The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Parties.  Each Party shall bear its own costs and attorneys’ and witness’ fees.  A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.  Any arbitration subject to this Section 11.3 shall be completed within one (1) year from the filing of notice of a request for such arbitration.

11.4                           No Implied Licenses.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No license rights shall be created by implication, estoppel or otherwise.

11.5                           Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

11.6                           Waiver.  Any delay or failure in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a stated duration.

11.7                           Independent Contractors.  The relationship of the Parties hereto is that of independent contractors.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees.  Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.8                           Solicitation of Employees.  Schering and Pharmacopeia both agree that, during the Collaboration Term and for one (1) year thereafter, without the express prior written consent of the other Party, they will not knowingly induce or attempt to induce, directly or indirectly, any scientific or technical personnel then employed by the other Party to accept employment or affiliation with the inducing Party or its Affiliates.

11.9                           Compliance with Laws.  In exercising their rights under this license, the Parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.

11.10                     Export Control.  This Agreement and the obligations of both Parties hereunder are made subject to, and limited by, all applicable restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Pharmacopeia or Schering from time to time by the government of the United States of America.  Furthermore, Schering agrees that it will not export, directly or indirectly, any technical information acquired from Pharmacopeia under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

11.11                     Patent Marking.  Schering agrees to mark and have its Affiliates and Sublicensees mark all Agreement Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

11.12                     Notices.  Any notice required or permitted to be given or sent under this Agreement shall be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the Parties at the addresses and facsimile numbers indicated below.

If to Pharmacopeia, to:

Pharmacopeia, Inc.
3000 Eastpark Boulevard
Cranbury, New Jersey  08512
Attn: Chief Executive Officer
Fax No.: (609) 452-3672

with a copy to:

Pharmacopeia, Inc.
3000 Eastpark Boulevard
Cranbury, New Jersey  08512
Attn: General Counsel
Fax No.: (609) 452-3655

If to Schering, to:

Schering Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey  07033
Attention: Vice President, Business Development
Facsimile No.: (908) 298-5379

with copies to:

Schering Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey  07033
Attention: Law Department, Senior Legal Director – Licensing
Facsimile No.: (908) 298-2739

Schering-Plough Ltd.
Toepferstrasse 5
CH 6004 Lucerne, Switzerland
Attention:  President
Facsimile No.: (011) 41 41 418 1630

Any such notice shall be deemed to have been given when received. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section.

11.13                     Force Majeure.  Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party to the extent (and only to the extent) that such failure is due to fire, explosion, flood, drought, war, terrorism, riot, sabotage, embargo, strikes or other labor trouble, failure of suppliers, a national health emergency, compliance with any order or regulation of any government entity acting with color of right, or any other cause beyond the reasonable control of such non-performing Party and not caused by the negligence, intentional conduct or misconduct of the non-performing Party (such event or cause referred to as “force majeure”).  The Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure or overcome any such event of force majeure and to resume performance of its obligations with all possible speed.  If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.  The foregoing notwithstanding, nothing herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority or any litigation by any Third Party.

11.14                     Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable or void, it is mutually agreed that this Agreement shall remain in full force and effect without such provision, and the Parties will, in good faith, renegotiate the terms and conditions of this Agreement so as to lawfully include the substance of such provision (to the extent possible) in order to as fully as possible realize the intent of the Parties and their commercial bargain.

11.15                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument, and shall become effective on the Effective Date.

11.16                     Captions.  The captions of this Agreement are solely for the convenience of reference and shall not affect its meaning or interpretation.

11.17                     Complete Agreement.  This Agreement with its Exhibits, together with the International Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect; provided, however that except as expressly set forth in this Agreement, nothing herein shall affect the rights and obligations of the Parties under: (i) the certain Collaboration Agreement and the certain Random Library Agreement between Pharmacopeia, Schering Corporation and Schering-Plough Ltd. effective as of December 22, 1994, as amended (the “1994 Agreements”); or (ii) the certain contemporaneous Collaboration Agreements between Pharmacopeia and each of Schering Corporation and Schering-Plough Ltd., effective as of October 29, 1998, each as amended (the “1998 Agreements”).  No amendment, modification, supplement, change or addition to this Agreement (or the Exhibits attached hereto) shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Pharmacopeia and Schering.

11.18                     Relationship of Prior Agreements.  For purposes of clarity and avoidance of doubt, the Parties acknowledge and agree that the terms and conditions of this Agreement shall not apply to any compounds or products discovered and developed by or on behalf of the Parties under the 1994 Agreements or the 1998 Agreements.  In particular, the Parties acknowledge and agree that (i) no milestone payment or royalty obligations set forth in this Agreement shall apply to any compounds discovered and/or developed under the 1994 Agreements or the 1998 Agreements, and (ii) any Agreement Compounds and/or Agreement Products discovered and developed under this Agreement shall not be subject to any milestone payment or royalty obligations set forth in the 1994 Agreements or the 1998 Agreements.

11.19                     Recording.  Each Party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and each Party shall provide reasonable assistance to the other in effecting such recording, registering or notifying.  The Parties acknowledge that this Agreement may be notified by either Party to the European Community for compliance with applicable laws.

11.20                     Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date set forth below.

PHARMACOPEIA, INC.		SCHERING CORPORATION

By:	/s/ Stephen A. Spearman	By:	/s/ David Poorvin

Title:	EVP	Title:	Vice President

Date:	7/9/03	Date:	7/9/03

EXHIBIT A

CURRENCY CONVERSION

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EXHIBIT C

Elements of Fully Allocated Manufacturing Costs

The following expenses are included in manufacturing costs:

1.                                       Direct Materials

Materials used in the manufacturing process that are traced directly to the completed product, such as:

•                                                                                          Inert raw materials or excipients

•                                                                                          Active substances/ingredients

•                                                                                          Packaging components such as bottles, caps, labels, etc.

2.                                       Direct Labor

The cost of employees engaged in production activities that are directly identifiable with product costs.  Excludes supervision, which is included in indirect labor, and production support activities such as inspection, plant and equipment maintenance labor, and material handling personnel.  Direct Labor cost includes:

•           Base pay, overtime, vacation and holidays, illness, personal time with pay, and shift differential.

•           Cost of employee fringe benefits such as health and life insurance, payroll taxes, welfare, pension, profit sharing and bonuses.

3.                                       Indirect Manufacturing Costs

Costs which are ultimately allocated to product based on an appropriate method such as standard direct labor hours, tank hours, grams, vials, etc., of the operating departments.  These costs include:

•           Indirect Production Labor - salaries of employees engaged in production activities who are not classified as direct labor, including supervision, clerical, etc.

•           Costs of Direct Labor - employees not utilized for the manufacturing of product such as training, downtime and general duties.

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•                                                                                          Indirect Materials - supplies and chemicals which are used in the manufacturing process and are not assigned to specific products but are included in manufacturing overhead costs.  Includes supplies for which direct assignment to products is not practical.

•                                                                                          Utilities - expenses incurred for fuel, electricity and water in providing power for production and other plant equipment.

•                                                                                          Maintenance and Repairs - amount of expense incurred in-house or purchased to provide services for plant maintenance and repairs of facilities and equipment.

•                                                                                          Other Services - purchased outside services and rentals such as the cost of security, ground maintenance, etc.

•                                                                                          Depreciation - of plant and equipment utilizing the straight-line method of calculation.

•                                                                                          Insurance - cost of inventory insurance, comprehensive insurance and other insurance necessary for the safeguard of manufacturing plant and equipment.

•                                                                                          Taxes - expense incurred for taxes on real and personal property (manufacturing site, buildings and the fixed assets of equipment, furniture and fixtures, etc.). If manufacturing site includes other operations (marketing, R&D, etc.), taxes are allocated to manufacturing on the basis of total real and personal property.

•                                                                                          Cost of manufacturing, service departments - such as:

(where applicable)

•                                          Packaging Engineering

•                                          Manufacturing Maintenance

•                                          Industrial Engineering

•                                          Receiving and Warehousing

•                                          Purchasing and Accounting

•                                          Production Scheduling

•                                          Inventory Management

•                                          Plant Materials Management

•                                          Central Weigh

•                                          Manufacturing Administration

•                                          Regulatory Affairs direct support to manufacturing
 (not to exceed $80,000 per year for a three(3) year period)

•                                          Allocated costs of services provided to manufacturing including: (where applicable)

•                                          Cafeteria

•                                          Personnel Operations

•                                          Health and Safety Services

•                                          Division Engineering and Operations Services

•                                          Plant Services (housekeeping)

•                                          Manufacturing Information Systems

•                                          Plant Power

•                                          Office of V.P. Manufacturing

Various bases are used for allocating these costs to manufacturing operating departments including headcount, square feet, metered utilities use, estimated services rendered, EDP computer hours, etc.

4.                                       Quality Assurance Costs

Direct labor and indirect costs for Quality Assurance departments testing and approving materials used in manufacturing and completed manufacturing batches and finished products.  This includes all manufacturing in-process testing and testing of finished materials.  Excluded from product costs are QA costs related to research and development, stability testing, etc.

The following expenses are not included in manufacturing costs:

a)                                      Inventory Carrying Costs

b)                                     Regulatory Affairs Costs (except as set forth above)

c)                                      Pilot plant costs, research batches and other similar costs prior to turnover to manufacturing.  These are handled as development costs and expensed to R&D.  This excludes commercial goods produced by a research facility.

d)                                     Costs incurred by Manufacturing for special projects, or for Schering-Plough Research Institute requests, to establish and certify new production processes, batch sizes and product line improvements, and new vendor certification of equipment and primary materials components.  These costs are expensed to R&D.

e)                                      Manufacturing start-up costs and initial one-time extraordinary manufacturing costs incurred prior to plant operation and achievement of a normal production activity level.  Includes costs of training, testing, qualification/validation of new equipment and facilities and initial trial batches.  These costs are deferred and then amortized to Other Production Costs over five years.

f)                                        Significant idle capacity is eliminated from factory overhead and product cost.  Idle or excess capacity costs are culled out of the Manufacturing Budget and expensed as a period cost to Other Production Costs.

g)                                     Finished goods warehousing, shipping and other  distribution costs.  These are included in distribution costs which are part of marketing expenses.

h)                                     Product liability and/or business interruption insurance expenses.

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